Exhibit 99.1

Allegiant Travel Co. (2018 Investor Day) September 13, 2018

Corporate Speakers:

•	Maury Gallagher; Allegiant Travel Company; Chairman of the Board & CEO

•	John Redmond; Allegiant Travel Company; President & Director

•	Micah Richins; Allegiant Travel Company; EVP & COO of Sunseeker Resorts

•	Scott DeAngelo; Allegiant Travel Company; Chief Marketing Officer

•	Christopher Allen, Allegiant Travel Company; Director of IR

•	Ben Mammina; Sunseeker Resort; EVP

•	Scott D. Sheldon; Allegiant Travel Company; EVP, CFO & COO

PRESENTATION

Maury Gallagher^ Good morning, everyone, and welcome to Las Vegas. Thank you all for coming out here on a reasonably short notice. We appreciate you making the trip and those of you that are online, we're looking forward to today giving you a backdrop of our coming out party for our Sunseeker Resort.

So we'll basically want to do presentations first and then Q&A at the end. We've got a number of good people for you to listen to today. Please read the forward-looking statements on the screen and in the materials. We appreciate if you can do that.

Today, you're going to see some terrific people come before you. I'm going to give you a little background as to how I think we position ourselves on a bigger picture- basis.

John, obviously, with his background, is going to set up the Sunseeker environment and then we're going to bring some pros from “Dover”, from Dover here to save the Congressman’s skin and we've got our pros from Dover back there.

Ben Mammina, Micah Richins, Jason Shkorupa, and Scott DeAngelo.

Those gentlemen that I just mentioned are focused, primarily on Sunseeker. Scott DeAngelo is our new CMO. You haven't had a chance to see him so we want to bring him up and he's got a lot of great comments and then John will come up with some closing remarks and then we get into some Q&A. You probably won't have any questions, but in case you do. Anyway, let me just give you some background.

The airline’s state at this date -- couldn't be happier where we're at. We have pretty much finished the fleet transition, it's a big undertaking for us. In the past few years, we moved 40 airplanes, in and out. In particular, adding 40 airplanes to our operating certificate, all the work that goes along pretty easy if you buy brand-new airplanes.

You just go to the factory and pick them up. When you buy used aircraft, we really build our business model around, there's a lot of work, induction, all the types of things to bring it up to standard, change the seating, whatever it might be. So that's been quite an undertaking. We're ready to go with our aircraft fleet that will, at the end of November, be all Airbus.

Our plan and all of the things you're going to hear about Sunseeker today, the airline is going to continue a pace doing what we've been doing. Our strategic belief is 10% annual growth is about where we want to be, given we're going to have approaching 100 airplanes, adding 10 airplanes plus or minus per year.

By the end of 2022, we figure we’ll be, give or take, 125 airplanes. So we're excited about that growth. We told you about our revenue cost program 2020 initiatives. On those targets, we're moving down the road. And in particular, our credit card is going quite well. A number of other aspects are already coming in as well.

We've also had a big effort focused on operation. Scott Sheldon in the back there, our Chief Operating Officer, we couldn't be happier where that's at. There's been a real investment by our maintenance team, in particular. Our OCC group.

We really matured our efforts as an example prior to the storm problems on the east coast, we had 2 cancellations this month. So that's job one for us is the airline, we will stay focused on that.

And operationally, it's critical for everything going forward, that we run a really good operation. We intend to be at the top of the heap when it comes to maintenance reliability and doing a good job.

Bottom line, though, our airline is a driver of this organization, it will continue to be driver of this organization and while we'll talk a lot of the about hotel and that's an important component, the airlines, still, will be at the top of the heap.

Some history as to how we've gotten where we are today. I've been doing this for over 30 years. Started in the '80s, in the commuter business.

And the lessons I took away from that at the beginning of deregulation, we were a feeder for United Express partner, and I got to see how all the infrastructure worked and the like. And we, as a commuter, were basically a physical operator of equipment. We were told what to do, put our schedule together and the like.

So the distribution and how you got a customer on an airplane, back in that time before the Internet was all built around being affiliated with a carrier and that's the evolution of deregulation.

You've got the hub and spoke system that all grew out of these things. And I kind of understood what this business was and I saw the traditional distribution method, indirect where you had your OTA most recently, GDS, clearinghouse travel agencies, that was all part and parcel of the commuter business.

For instance, it took us 45 days, 50 days, average, to get our cash as a commuter. We were at that other end so there's a lot of overhead that goes with it. Our strong belief today is to go direct-to-consumer and as we brought Allegiant forward, that is the only way we've operated.

You will hear today that it's a fundamental piece of why this is such a good business plan as we can go directly to that consumer and talk to them and get them to buy straight from us. You don't have to deal with the overhead that goes with that and the cost.

And so to further that theme, the middle man. In today's world, middle men have been a part and parcel of our economy as it's grown up. If you look at the history of middle men and how they've fared, it's been a problem for a few at the bottom and/or the top end.

And one of the great changeovers that has eliminated middle men trying to reduce cost has been Wal-Mart. If you go back and study Wal-Mart in the '70s and '80s, particularly the '80s, they used to have and they still have this massive infrastructure, things that are down in Arkansas where they have their headquarters, and they were gathering data back in the '80s and '90s. And so what you get from Wal-Mart when that pair of Levi's goes off the shelf. Guess who gets the message. Wal-Mart knows about it, and so does Levi's.

So those are the types of things when you used to have all the distribution, you needed a lot of people in there. Same thing goes for the airline business today. You have that historic distribution that's been there, the GDS has been very important.

I don't know how many of you remember, but the ticket back in the '80s and '90s. You’re probably too young to remember ticket, the ticket wasn't just to get you on the airplane.

The ticket was your cash, that's how backwards the industry was. So when ticketless was done, and we were one of the earliest people to put the ticketless system out there, that got rid of that whole ticketing and needing travel agents because travel agents, essentially, served the ability to get a ticket to an airplane.

Once you were ticketless and once you have the Internet, the OTA really put the travel agency out of business except for specialized things. So you'll hear us talk about middle men. We're very much trying to do all this directly. Again, that's economically beneficial to us.

So to talk specifically about Allegiant. Our leisure model is just that, we focused on being in Vegas in early 2000 to be different than everybody else. We wanted to stay away from traditional competition.

So the leisure model was important, but we also wanted to continue to push that direct to consumer and part of the critical path is we have great automation.

We're one of the two carriers in the world that I'm aware of, that have their own reservation system. Everybody else uses a third party and if you're trying to be innovative or do things to talk to your customer, you better control your software.

And so between that and all of the efforts to be direct with the consumer, these are the steps that we've been through. And in particular, let me push you towards the third-party product.

We started with third-party products and then and again, what you saw in the airplane, the ancillary products associated with that and the third-party products are what we sell in conjunction with a trip.

A leisure customer is much more inclined to buy from somebody like us than your business customers. If you’re going from Chicago to New York’ you're not going to buy a hotel through United Airlines or Delta or something like that. Just not the culture that we live in.

Having said that, if you come to Las Vegas from Sioux Falls, we can many times entice you to buy a hotel room if we market it and position it right. We've done that consistently. We started the hotels as early as 2002.

Rental cars, we went into Florida in '05. And then, we were one of the first, if not the first, to do most of the ancillary stuff that you see inside of the airplane. We started with ticketless and seat assignments.

I don't know how many of you remember people used to line up in front of a Southwest counter. We out here in the Northwest and Southwest know really well. And so that was impetuous to tell us that there is a value people place where were they are sitting in an airplane, and we proved it now for the last 12, 13 years, that, among a number of other things.

I guess, I just wanted to let you see this (slide - of the presentation). Some of you have been on our account for a while and are used to this screen. This is one of the original screens we put up back in 2005 and '06, when we were out raising money and going public.

And again, it just reiterates the differences in how we focused on the airline, not the least, to be different. We go to small cities versus big cities. We go to underserved markets. We had the MD-80, the low-cost aircraft.

We've got unbundled pricing and closed distribution. We still maintain that today. You cannot get our products unless you come directly to us. You can't go to Expedia. You can’t go to anything. Having said that, Expedia approached us in 2004.

I don't know, it's kind of like putting the needle in the arm and they would get your distribution out there very quickly, but we would not be in the hotel business for doing what we're talking about today without this direct-to-consumer.

The third-party piece has been fundamental. I'm very proud of the fact that over the years, we've led, literally, the world, in many cases, in operating margin and profitability as a percentage of what we do.

A critical component of that is this very piece here between the ancillary revenues over $3.4 billion, that's what we do inside airplane from seat assignments, the baggage, boarding priorities, but the other piece is also been a critical component. And in the earlier days, after we were public, we would talk a lot about this on our earnings calls.

People were interested in our revenue per passenger and things like that. And over the past years, we've kind of moved through the background with that, but it's still an important component. $1.3 billion in third party sales since '05, $400 million of operating profit.

And we've sold 6.5 million room nights, primarily here in Las Vegas, but certainly, in Florida as well. Not as many. Vegas is a very unique market for that but this travel company concept is really what the board and I have been pushing.

While we’ve called ourselves a travel company for many years, we basically really, have been unable to execute given all the fleet transition work we've been doing and pilot issues.
I joke that we’re coming out of our knickers, and we are now adults, and we are in long pants. So we're ready to go forward with this business model and we really want to continue to focus on that leisure customer in a very smart way.

So we were chatting as to how to think about ourselves a little bit, and we came up with this approach. It's a very interesting thing, you turn the mechanism around that we really are an OTA, if you wanted to think about it in a certain way.

We've got a direct relationship with the customer. We're not, obviously, an Expedia or Priceline or those types but within our own world, we act and facilitate OTA types of transactions.

And you can see the consumer products that we're selling down there. And our goal, and I'll talk more about that, is to enhance these consumer products and obviously, we sell air seats. You've heard us talk about our Teesnap subsidiary.

We're experimenting with the family entertainment centers where we are going to be working with those in the back half of this year where we're trying to get more engagement in our northern cities with our customers.

The hotel, obviously, we'll talk more about that today. You're going to hear about our plan to seek management contracts. That's part and parcel of the hotel and what we're going to do in Southwest Florida, is going to be a great product for us.

And then, obviously, we have the rental car. So if you think about this way, the steps that we're taking here are very logical approach as to how we should be acting and growing the business.

Allegiant country, part of the reason we feel so bullish about where we're at is that when you pick that right side, your right side of the graph or the map, that's, give or take, 85% of the U.S. population we can reach. We've got, and I’ll give you some more stats on this, but the reason we were so bullish on the fundamentals is that we can talk to these customers and this isn't new stuff. We've been doing this for years. We've been selling hotels for years, hotel rooms. So as we move forward, that’s part and parcel of why we really want to get after these things.

The Allegiant 2.0. We've made some references to this. The IT terminology, a 1.0 and 1.1 or whatever. This is the kind of relaunching of Allegiant in many ways. With the Airbus being here, simplified approach to things, we really want to be thought of in many ways. So what do you do?

How do you think about yourself? And so strategically, this industry wants to, in the airline space, wants to puts us in a box. We’ve seen our stock price take a hit because we're talking outside the box. It's uncomfortable for many of you in the audience as to how do you think about this.

And I did a little analysis that if you go through the industry and take the 6, 7, 8, 9 carriers and you kind of take their airplanes and divide it into the market cap, you get boxed in the range today of $25 million to $30 million. Every airplane you have is worth $20 million or $30 million of market cap.

Southwest is a little bit different. they're bigger than that. So you kind of sit there and go is this really my future and where I can only look at airplanes and I’ve got to deal competitively with all the other guys in this industry, while we're very bullish and we've done a lot of pretty good runway in front of us.

There will come a time when we're going to knock heads. So what are the strategic statements we make to give us another avenue, another competitive statement that says, "we've got other sources of revenue”.

We'd like to talk about that - building moats. After we build additional moats around the castle that protect us. Make it tough for people to compete against us.

You're going to see how that in particular in Florida, which is strategic for us. This is a big moat that we're going through. So that's Allegiant 2.0, use our IT ability, use our data that we've been collecting for many, many years, focus on customer.

So the ultimate question, why Sunseeker Resort? A little history. John joined the company officially in September of '16. John has been on our Board for many years. So over the years, I've gotten to know John and he's been a terrific Board member, a good Renaissance man.

He’s a CPA by training, but he knows this side of the business, and we always want to have discipline on the Board which could bring in different areas that we did with John. He was our leisure guy. He really understood this market, in particular, which was so important to what we did.

And so as John and I chatted in the fall of '16, I knew we were ready to move into a new era. We've stepped up the game for getting rid of the MD's. When we came out, we were going to be we thought, I thought, ready to go for this next level.

And we talked about a travel company, we had that name and people kind of say travel company versus airline, right? Really? Really, give me a break. So let's look at this travel company from when John came on board. He's a good manager irrespective of this, while he didn't need to know airplanes, he can certainly learn them well with all the talent we have around us.

So over the next couple of years, we had no idea what we we're going to do. I don't think John had preconceived notions about what we would do to enhance our hotel. One thing we do know for sure, we weren't going to do anything here in Las Vegas.

That's done, that's not being different when you go to L.A. and try and to beat everybody in L.A. and San Francisco, right? That's the same as trying to do a hotel here. But the irony of it is John has never been to Florida.

Our guy is a West Coast guy, and we went down there for our Christmas party in 2016, I think, was the first time, and we had not spent a lot of time down there and we'd talked about different ideas and the like.

And then John spent a month, just cruising up in the Florida, the West Coast of Florida in particular, and if you look at our map, we're bracketed with Saint Pete and now Punta Gorda on the West Coast and we’re in Sarasota as well.

So all of those types of things started bubbling up and the ultimate difference maker that we think is where we're going to put this place, the Sunseeker Resort in Port Charlotte.

But why did we need this? We needed this for other things that I just talked about, leverage our strength. We've got a presence in Florida, we want to own Florida in a sense of resort and the like, and so we end up with this approach and best-in-class management team.

All of the strengths that we can bring. And so where we want to put it is the next question. So you're in Florida. Where is the best place to put it? You've got the demographics of the West Coast of Florida, used more by an older generation, the baby boomers.

The competition isn't terribly tough, we don't think. There are some good places down there, certainly, but it's an older set of properties. It's almost 30 years, on average. It's smaller. Doesn't have a lot of the size that comes with the resort and a destination resort, in particular, and we can brand it as well.

I reckon, we put the allegiantair.com thing out there, that's our map. I'm going to just do a regular map but if you want to go out and see how impressive we look, go to our website, see the route map and start clicking on the buttons in Florida. And you can see the dominance that we have around this thing.

And so when you sit here and look of this kind of dominance in Florida, we're almost 8 million passengers total and we've got 7 destinations now in Florida. If you include the northern ones Jacksonville and Destin.

But down here, Tampa, Orlando, within 2.5 hours, we probably are bringing 5 million people, about 8 million people in and out of Florida. Punta Gorda which is 10 minutes away from our resort's location, we're putting 1.5 million people in and out, about 340,000 itineraries inbound. So this is marketing 101 right here.

This is a category killer, and I think part of the reason you're going to hear, I think, I know, part of the reason you're going to hear so much from the guys that are here today is because of this map. They've never had this opportunity to sell into this type of thing.

See that big bold thing at the top? Those of you online, I'm on slide Sunseeker Resorts economics, Slide 17, great ADR number. Revenue, we all know is a terrific component. I like to say you can't save yourself into a profit, but you can spend yourself out of one. So that means revenue covers up a lot of sins.

One of the biggest selling points for me is that this consistent average daily rate of over $200. You'll see some further economics where we'll talk about this. We had talked to some other cities where the average daily rate was $100. We don't get excited about that. But, $200?

You can do a lot and this is a consistent number annually, which means in the upper end places, which we think we're going to position ourselves at, you're looking at $100, $150, maybe $200 off season now to $350 to $400, peak season. It's a terrific part of the world. And then you take our interaction, our ability to sell directly, 6.5 million in room nights that we’ve done. You saw that map. Customer database.

We're going to brand everything ourselves. There are no middle men. Remember that middle men thing? We won't have a Marriott or Hilton label on this where you got to pay a franchise fee. We're not going to sell through an OTA. No Expedia. No Priceline. We're not going to have anything branded with our restaurants.

You'll hear some great things about Jason about how we're going to position our food and beverage for the resort. All of these things are critical. So the economics that you're going to see for us are spectacular relative to anybody else that would go down and just go build a hotel.

Let me close with this one for the time being, the slide probably most of you are interested in, most of in the room. We have evolved since we started talking over a year ago with this situation.

We moved from an asset-light model to an asset-heavy model, and I've been a big driver of that because the more I looked at the economics, I'm in this for the long haul, to kind of build some towers and sell them off. That's a real estate developer. And while it sounded interesting, it was just the first pass.

Given the whole picture in the way it's changed over the last 6 months, particularly as we come out of the transition. We're sitting in a really good spot right now. We've got over $500 million of cash in the bank, will have, by the end of the quarter.

If you go through the economics of the tax law change. We're going to have the benefit of $500 million over the next 5 years. The change in tax rate alone would generate, give or take, $220 million, $230 million, given our traditional tax payment. We've got a strong airline underneath this. Everybody talks about how good we're doing, you're right. We are doing good. So we're expecting that aspect to be positive.

We've got this cash on the balance sheet. The cash flow benefit from the taxes. We're going to target a $300 million liquidity line as we go through this. And I might add as we build this thing, we expect just over $400 million of expenditures, but it's going to be pro-rata.

We won't have to put up $150 million today and dribble out the rest. It will probably lay itself out pretty evenly with little heavier towards the back end, but this gives us optionality. See that word at the upper right? We maintain optionality. I maintain the right to come back and change our mind, too. Instead of well you said this, this and this.

When we break ground, which we expect in spring to February time frame, those plans will be pretty well set up. But essentially, we're going to build a hotel, 500 rooms, give or take, and we're going to build some towers with 170, 180 condo-like units.

We can always sell those condos, but we’re not going to do it on the front end. We're going to run this thing for profit making entity. Very excited about it, it's going to add tremendous amount for the bottom line.

And if you think about this, the way to look at this is yes, we're building, we're just investing in more “airplanes”. Call it, 20 more airplanes, but it gives us a whole new revenue aspect that we don't have. It gives us a whole new profitability aspect we don't have.

As we intend to build an ecosystem in that part of the world, where if you want to come to Florida, Southwest Florida and work through an airline, you've got to be part of our management system, which we're going to charge for, and we can help people get around OTA spend and a lot of overhead that goes on. Talking with Micah, and he will talk about this a little bit, but we expect to go after small properties down there, 100-room properties and, even maybe a 300-room property.

That's probably 20 point or 22 points for hotel rooms. And if you go after their website, you'll see Expedia, Priceline, all the different guys, we have none of that overhead.

Now they're not going to sell every room that way, but if you take half of that, 10 points coming off the top, it goes to the OTA. Huge benefit from where we are. So going back to that difference thing, we're going to be very different.

We're going to build a world-class operation down there, build for our customer base, which is not going to be a Ritz or a Four Seasons or that type of thing. It's going to be good value, someplace people want to go and stay and spend time.

That's that additional money coming in from that wallet that people are going to spend anyway. We want to be part and parcel of that. John?

John Redmond^ Thanks, Maury. Good morning, everyone. My name is John Redmond, and we're going to touch base now on why are we doing this. Maury hit on it a little bit. The big issue and I mentioned this before in the past is we want a larger slice of the leisure traveler's wallet.

So at the end of the day, the example or reference we've used on numerous occasions has been Disney, right? All the airlines fly millions of people in and out of Orlando and Disney sits there on the end and collects 90% of the leisure customers’ spend, and the airlines get 10%.

So we've been looking at that for some time and saying, well, that makes no sense. We want to have the other 90% of that. And we as Allegiant are uniquely positioned to do that in this domestic base here, right?

We're the only carrier whose business model is we've done nothing more than fly a leisure customer, to the leisure destination since the inception of the airline, that's all we've ever done. That's why we primarily fly, as you all know, Thursdays and Fridays and Sundays and Mondays. Everyone getting on the plane is going to on vacation or going home from vacation. That's it.

So we're uniquely positioned to do this. When you look at this, this is what got us excited about Punta Gorda when I travel all over looking for opportunity. This is what we currently see in Florida on the average round-trip itinerary sense.

When you look at the hotel spend in Punta Gorda, it's higher, believe it or not. A lot of people always say, where's Punta Gorda and where is that? That is the highest of any markets that we serve currently in Florida.

Over $1,000 in hotel spend per round-trip itinerary, on average, very significant. That, of course, is greater than everything else we do on the itinerary, if you add up air and the ancillary, the hotel is much larger than all of that inclusive of car.

I'm moving on to Slide 21 for those of you who are not here in the room. So you look at Florida, this tells us a logical place for us to launch Sunseeker. The acceleration of passenger traffic in and out of these markets is nothing short of amazing.

Here in 2013, looking at 2.8 million people, almost, we flew in and out of our markets there [in Florida]. That number doubled by 2016, more than doubled, and of course, it's continuing to accelerate to almost 8 million people in all of these markets, in and out of these 7 markets we serve.

So significant traffic. The acceleration of that traffic is again, nothing short of amazing, and the routes have grown from 114 to roughly 230 here in 2018. So very impressive numbers.

Slide 22. We talked about the airline for the obvious reasons, but we started talking about resorts. The other traffic you want to look at is the potential drive in market. Anyway you get to the resort is fine by us. The preferred way for you getting there, of course, is by air, but this is just another insurance policy to help the local resort.

So within 500 miles of this resort, which is roughly, call it, an 8-hour drive. We're talking to 33 million people, right, living within an 8-hour drive of this resort. You're talking to outside the 275-mile radius, the range, you're talking to 14 million people.

Now you look at this and say, "well, 8-hour drive, that's a long drive." Well, the only carriers that are serving routes inside that 8 hours, with a direct route, there's only 3. So most people, if you're inside that range are driving somewhere to the state of Florida.

One of the things we're going to point out, you're going to see as we move down the road, is the long length of stay. Florida has the longest length of stay, average length of stay, of any market we serve.

So if you're going on, or take any of us here in the room, if you're going on a 3-day vacation, the idea of driving 8 hours is not very appealing. You're not going to do that. In Florida, when you have 7-, 10-, 12-, 15-, 20-day lengths of stay, driving in your car for 8 hours when you're going to be there for two weeks, is not a bad thing, right? It happens all the time. You travel around in that state. There's a lot of vehicular traffic, whether these are Florida plates or outside the state of Florida.

Of course, now we're drilling down to why Port Charlotte. And now we are on Slide 23. So we talked about the rapid growth of the airline has accelerated with over 1 million passengers in and out of the airport since '13. That, of course, is compelling.

When you look at the future growth of that particular airport, we're flying nine planes now. And when we looked at that airport and the potential to expand that airport, we think that, that airport, we can take 2.2 million, 2.3 million people in and out of the airport.

But we're at 1.5 million in '18, potentially to go to 2.2 million, 2.3 million, very significant. Looking at approximately an immediate area of about 219 different hotels, right? Between those 224 hotels in the immediate area, there's about 26,500 rooms in these 224 hotels.

On average, you're looking at 121 rooms per hotel, on average. So very, very small product. And the other interesting and compelling point here for us when we looked at this, is the average age of these properties. I mean, Maury alluded to this, but keep in mind, these average ages you're looking at only get two years older by the time we open, right? So it is old as it is, it gets even older by the time we open.

So when you look at the two most popular destinations, at least by brands that we all know, are the Fort Myers and Naples areas. They have the oldest. 29-year average in Naples, 27-year average in Fort Myers. And again, by the time we open, those are two years older again.

That also speaks to where some of the growth has been moving, it's been moving north that's why the average ages of hotels are lower up in Charlotte County, where they are at 19 years old. So it's getting pinched. The real estate play is getting pinched in that area. So it's naturally starting to move into the area that we have located our resort. So very compelling data here.

This gives us, when you look at of course, the average size, how old these properties are, how fragmented it is, very small, scattered all over, we have the opportunity here to be an absolute category killer, which is again, one of the reasons why we selected this area.

So looking at Slide 24, this is looking at the growth in the passenger traffic in and out of Southwest Florida, and it's comparing that to the growth in the hotel market. And you can see, it looks like a hockey stick, what's going on in the airlift market.

Ever since, 2013, and of course, most of that is us, and the traffic coming in and out of Punta Gorda. And you see the growth in the hotel market hasn't kept up anywhere near that. There are some data points that I want to explain as we move more into the deck but this is a very compelling slide for us as to why we focus on this area as well.

So this particular slide looks at Airbnb. So we have a tremendous amount of data that we've been analyzing. I mentioned that 2 years ago is the day I started. The amount of data an airline has is incredible, it's just never been leveraged, we're doing that. But we're also looking at other data, other data sources.

We have incredible data research and analytic teams inside the airline and we're using those folks to go outside and look at data that we know is available to assist in helping us evaluate these markets. So this slide here is showing you, when you look at the gap that was happening on that previous slide, this is one of the explanations for that gap, right? All of a sudden, you have Airbnb in the marketplace, they weren't there before.

Now Airbnb is not what a lot of you probably think, your renting a room in someone's house. This is not the Airbnb we're talking about. These are houses. You go online on Airbnb and you rent yourself a house. Now granted you're staying in a neighborhood with dogs screaming in the backyard next to you, but that's the Airbnb we're talking about.

So they've gone from 5 units listed out there to roughly just over 3,100 units listed on Airbnb. Now this is not at any one point in time in the year. So we were studying all this data as we understand it.

These are units offered at any one point in time during the year. So these aren’t available consistently throughout the year. So if you look at '18, it's not as if 3,100 units are available on a 365 day basis. If someone has put their unit on Airbnb at any time, it's counted in this number.

So why is some of these product offerings compelling, right? If you look at hotels, so we keep talking about the average size of these hotels, typical hotel room is a product, these are 300 to 350 square feet.

Now you start comparing that to a long average length of stay market of in excess of 5 days, our customers are going to stay based on our length of stay data, and I'm going to get deeper into that, is 7 days.

The hotels, all traditional hotels, especially 29-year-olds, 30-year-old hotels, they don't accommodate long length of stay. They're not comfortably accommodating long length of stay. So no one has really looked at this issue and studied it to the point to be able to tap into that. Airbnb has been able to capture that, right? They're filling that void that doesn't exist in the traditional hotel market.

Now when you look at the graph to the right, what we'd look at that there was looking at the percentile. So if you look at these 50th percentile product. Now the Airbnb product in that percentile is the interior product, right? It's the cheapest product, worst location, and you can see the volatility during the seasonal period.

So what this speaks to, which is what I've said in the past, the best product, even hotel product, the best product is able to weather any kind of seasonality the best, always, and Airbnb data even supports that.

So when you look at the 95th percentile, the volatility in that market is nowhere near what it is in the lower percentile. So again, what that's telling us and we've known that, it just confirms it, that the best product, the product that sells for the most money, has the least amount of volatility.

We're going on to Slide 26. So this is a great slide, I love this picture because it really communicates just how dominant Allegiant is at Punta Gorda. You see 7 aircraft on the tarmac, we actually have 9 their peak season. Can't fit it all in this small vignette of a picture, but is impressive.

When you pull up to the front door, we might as well just change the name of the airport because it really is ours. So in 2010, we had something like 500,000 passengers, in and out of this airport. We're up to 2018, we're approaching 1.5 million people in and out of the airport. Rather impressive acceleration of growth.

We've gone from 20 cities to currently, now, 44 cities. And again, when I talk about this number potentially going up to the 2.2 million range, in and out, the number of cities will probably be approaching roughly 60 or thereabout. So very impressive and of course, even as impressive is when we have entered a market that's been 100% stimulated by us but the growth has been 100% incremental due to us.

And when we talked about ease of access, getting to resort, we talked about the drive-in market, the fly-in market. This really communicates the fly-in market down in Southwest Florida for those of you who are not that clear with it. So when you start in the north, again our airport is St. Pete.

We're taking 2.2 million people in and out of there, that's a 90-minute drive. So, a 90-minute drive from there, down to our resort, you're there. Tampa, again, the 20 million people in and out of there, right?

So I threw Tampa up here because a lot of times, I'll fly Tampa. If I can take a direct flight on Southwest out of Vegas, and it's a 90-minute drive down. Time wise, it's no different than me flying through or routing through Atlanta, catching the connecting flight in RSW and driving. It’s almost faster.

So that is not a problem at all for a lot of people flying through Tampa to get down to this resort. All freeway all I-75. When you're looking at coming down, you've also got Sarasota. Sarasota is of course, 1.2 million passengers in and out of that airport.

We're flying in there now, we're doing something like 50,000 passengers in and out, we just started out of there. But again, that's only roughly an hour from our resort as well.

And anyone who has flown into Sarasota and tried to go to the beaches or the City of Sarasota to downtown. It could take longer to get to those areas than it does to get to our resort. The resort is, let's call it, 60 minutes, 50 to 60 minutes by freeway. It is a nightmare getting to downtown Sarasota.

Of course, Punta Gorda, we all know it's 10 minutes away. When you're moving down to RSW, you're looking at 9 million passengers going in and out of this airport. I have flown out of there before myself. Again, 45-minute simple drive. And again, it's easier to get from that airport to our resort than it is from that airport to the beaches of Fort Myers.

So that speaks to the millions and millions of people coming in and out of this area. Southwest Florida has always been a destination. The state of Florida has always been a destination.

Nothing's changed and nothing will change. The demographics are just pointing to this market getting stronger and stronger and stronger. We're in a moment when we pick this location down here that happens to be an amazing moment in time.

So why a large resort? Why have you said, why don’t you just go down there and build a 100-room hotel or 50-room hotel or something that's cheaper and easier and quicker and less risk than all of this kind of reason?

When I give you all the information, it makes just no sense. Can you imagine we’re flying all these people down there just between flying St. Pete and Punta Gorda, in and out, 3.7 million people, and we have a 100-room hotel. It's a joke, right? So we want a large hotel to be able to really accommodate the Allegiant guest and to make a true statement with the resort like this.

So we're not building a hotel. Hotels accommodate people for 8 hours. So many of you go to Four Points and all these kind of places, they're designed for that, right? They're designed to be a bed to sleep in and that's it.

You get up, they may have a breakfast offering of some type, but after that, there is nothing else. So they're only designed to keep you there for an 8-hour stay. That's their business model.

They're not a destination resort, they're a hotel. We don't want that. Right? We're catering to a leisure customer. We want their entire leisure spend, which doesn't dictate building a hotel with no excitement and no amenities.

So these larger hotels have a larger resident base, meaning they have a lot of rooms. There's a lot of people moving around, a lot of people around using or taking advantage of the amenities.

That's what makes this successful, there's a lot of people. And a lot of people, a large resident base. We can attract even more people out of the local population, staying in other locations.

Friends would stay in all these 100-room hotels that have no F&B, no excitement, no nothing, they're coming to a place like what we have because we have a resort, we have a destination, right? So we're going to attract all that business as well. So just because you're not staying at the resort, doesn't mean we don't want a share of your wallet, too.

Excitement we've talked about and of course, the key to getting a greater share of wallet is the length of stay on property. We want them to stay at the property for long periods of time. There's always going to be just the handful of people who want to leave and go explore the area and that's great, that's why you're there.

But as long as you come back and enjoy what we have, that's the key, right? So we want people who spend all their time on property. That's one of the reasons why we acquired a golf course to enhance that resort experience.

Now, all of a sudden, they can play on our golf course, they're with you for another 5 hours during the day, right? So golf courses are not the only amenity to make a resort work, but it helps to make it even stickier, it gives you another reason to stay an extra day, an extra two days at that resort because now, you have a private course to play golf on.

It's not open to the public. The only people who can play on that course are people staying in this hotel. So there's a sense of exclusivity to a customer whether an Allegiant customer or Sunseeker customer staying at that resort. Now all of a sudden, it has a sense of exclusivity.

And, of course, when you look at the diversified revenue stream, what do we mean by that? That's golf, marinas, food and beverage, all that, right? Room, air, and air ancillary. So that diversified revenue stream, think of the packaging opportunity.

Can you imagine the variation of packaging that you can offer when you control every aspect of revenue stream? How do you package products that you have a de minimis margin on, right? If you're getting only 10% off of this, 10% off of that, 10% off something else, how do you package that? You can't package anything.

We can package like no one's ever seen before because we control every single aspect of what happens with that resort. We own everything. There is nothing that you think of that we can't package.

We're going to start charging for a golf bag when you get on our plane, we don't now, because then we can waive the golf bag fee when you play the course. Now all of a sudden, you just created this giant perceived value that never existed before. All of this stuff is an opportunity.

The shuttle ride that's 10 minutes from the airport to the resort, we could package that, right? We can package unlimited golf as part of your stay, right? What's the incremental cost associated with that? Nothing. It's a fixed cost to operate a course. The perceived value, very high.

So these packaging opportunities are incredible, the only limitation is our own creativity. We are going to move on to slide 29. This is what people have been asking what we are going to do, so here it is. On the right side is where we are going to start, 500 plus hotel rooms. We wanted and have always wanted. We started out with a smaller hotel because Maury said looking at this it can be somewhat asset-light. Much better off to have more hotel rooms than hotel rooms that you don't own, (i.e., a condo hotel). Why is that?

Because it's more predictable in terms of when we can operate. So if you, as an owner, own a condo hotel unit, we don't know when you're going to put it in the pool to rent and presumably, you're not going to put it in during the busiest time of the year, when the rates are higher.

So that's one of the problems we have now in these markets down here in Florida, Vegas, other locations, as people won't give us rooms to sell when they're the busiest. When the rates are the highest, right?

They're trying to cut the middle men out. They don't want the middle men. So they give you all their product when they're slow and there's no one coming in and, of course, the rates are the lowest, all that. So you're better off having the greater number of hotel rooms that are consistent as well.

So Micah is going to get into the convention business and why we want that. But when you invite or have a 300-person convention group in and you have a small footprint, one person ends up in a suite, one has ocean view, one has a view of the parking lot, one has this.

And you're trying to explain to them that you're all equally as important, but why did we all end up in a different room products, right? So meeting planners and such don't like that. They like to be able to put groups into hotels that every single person is treated the same in terms of the product that they're given, right?

So if we had a 100-room hotel, for instance, and all these condos, we have a 300 person group, you’d have some in the 3-bedroom suite, some in standard rooms, they would be all over the map. So this is a much safer approach to open up with, we know it's a long-stay market, but we're going to open up high quality standard rooms, which is going to capture, for sure, people staying call it 7 days or less because of the amenities and the size of the resort.

Give me 180 condo hotel units, let's just call these suites. We started off with these as being condo hotels, we're going to keep that optionality as Maury said, we're going to open this up as renting these as long-stay products. So Airbnb has no competitor in Florida, right? They have this market all to themselves and nobody has built it. No one has a purpose-built product down there.

There's stuff that was built 20 or 30 years ago as a condo and now all of a sudden, individuals are renting their condos, they're just doing that and to create a, call it, a channel that is different from Airbnb. It's by owner, if you will. Now what's happening in a lot of these markets too, as all of us know, the Airbnb-type market as people are trying to block transient rental, right? So as Airbnb is getting more traction, they're accelerating in these markets, people are trying to block all that. So that model is going to get difficult for them. Here, we can cater to anyone.

Now we talk about these 340,000 inbound itineraries that we currently have in this marketplace. You've heard us mention that. Believe it or not, 8.5% of those, 8.5%, stay with us, on average, 21 days. So that 21-day length of stay person, they can't stay in a hotel, their only option now is Airbnb until we open, right?

Now we have a suite product that can cater to that person. Now if you go out on our website, you're going to see that we're collecting data now, we've been doing it for about 45 days or thereabout, on people who are interested in a stay.

We have a significant percentage that are going out there and telling us that they want to stay, in some cases, 6 months, right? What's interesting about this product is, call it, suite product that we're calling it, this product now is an option to people who want an alternative even to the fractional-type stuff, right?

All of that fractional product that's typically sold, all that timeshare that you hear about, there's nothing but issues associated with them post purchase. You avoid all that headache. You come in here, you rent a unit for 3 months, you stay the entire winter. By the way, we can package it up with a food and beverage credit, we can package it up with unlimited air fare. We can package it up with unlimited golf, pretty cool.

Now you're staying that 3 months, you're traveling back and forth, you're leaving your family there, and you're going back and forth for free because it's part of the package. So this is going to accommodate that long length of stay market from, call it, 5 to 7 days, all of the way through.

There is 1-bedroom, all the way up to 3 bedrooms, okay? I'm going to show you a quick picture, but we can spend an hour just looking at pretty pictures, especially comparative when you look at the competing product. But I'm just going to show you a snippet of them here in a little bit, but it's really pretty amazing product, but there's nothing down there like this, I can assure you.

Again, Micah is going to touch base on this, but this is going to have an excess of 40,000 square feet meeting and catering space. It's very, very lucrative. The slow times of the year, the Septembers of the year.

We can sell this all day long, we can bring in these groups, high rates, they’re booking a year, two years in advance. This is very important. We're going to dominate the wedding space and group space. We will have the best meeting and convention facilities in Southwest Florida, period, right? That's what we're going to open with.

With its compelling restaurant, bar concept. Going to hear Jason talk about all of that, pretty cool stuff. The marina, people have seen pictures of that, we’d like to have a 200 slip marina, hopefully bigger and hopefully on both sides of the resort, but we want a marina.

55-inch TVs in all of rooms. The suite product of course with 65 inch TVs. We have looked at a lot of the competing product, the 8 hotels that have more than 200 rooms, most of them have 32-inch TVs. That’s pretty old.

And, of course, structured parking. You got to have structured parking. It allows us to more efficiently develop out the resort and subsequent phases as well, but there is structured parking in there.

So one of the reasons why this costs as much as it does in phase I, there are a lot of element to the first phase that benefit subsequent phases not the least of which is land, right? Everyone knows that we spent something like $30 million on land. The entire land cost is in this number, right?

We're only going to use in phase I about 5 acres when you look at the structure that's going to be on the property, about 5 acres. We’ll use about another 2 acres for structured parking so a total of about 7 acres would be used out of the 22 we have on this side of the street, but the entire $30 million is counted as part of phase 1.

That's structured parking to benefit future phases. The power plant you have to put in, the electric power plant you have to put in. That has future benefits. All the IT work that you have to do, the system, the outcome of the development, that has impact on future phases but that also gives us software solutions to pursue management contracts.

Right so this number includes all of that stuff. Sea walls, internal roads, fences around the property, all that, we're fencing the entire 22 acres, right?

We’re putting in the roadways for these acres to get people in. Got sea walls running all the way up and down. This won't happen of course, none of this has to get done downstream. This will all be done in Phase I.

Here’s an interesting map. This shows all the jurisdictions that between myself and Ben, who I'm going to introduce you to in a little bit, and another gentleman that works for Ben, these are the areas around the world that we have been involved in development.

But myself personally, I was primarily in the U.S. and have been. Some of you know I spent 15, 16 months in Australia. For those areas down there, it's involved, so this is not our first rodeo.

It's not the first time we've done something outside of Vegas. As a matter of fact, Ben and I both built a $800 million facility in one of the most difficult places to build in, which is Detroit. And if you been there, it can validate that one.

So we've been around the map. And Florida so far, has been a fabulous place to develop this resort we have had nothing, but great experience with all people down there and extremely helpful so we look forward to that.

On that note I’m going to introduce Ben. He’s going to come up and talk to you next. Ben, we brought him on about a year ago. Now all these people, Maury talked about this team that we've been putting together.

When I first started, I always wonder, how are you going to do this on your own? I think some people even thought we were going to use pilots and flight attendants to run the resort or something, but he said no, you just bring on talent when you need it. So Ben was the first person we brought on.

Brought on a year ago because we started getting involved with the development. I’ve been here 2 years, Ben has been here a year and everyone else just now starting. Right so we're just putting together a world-class team, and you start reading through the bios, you can see that this is not a junior achievement program, for these are people who are the best-in-class at what they do.

So Ben, I wouldn’t do a project without him. There is no one who has the background or experience in representing an owner that he does. He’s looking out for our interests for Allegiant and that's it. He has all the prerequisites, years of experience, done it all , been there, done that. This frankly, is a very small project for him, but a very exciting one for him. On that note, Ben?

^Ben Mammina: Thank you. Thank you, John for the introduction. I come from the hotel development world. I know nothing about airplanes or running an airline. And this is a new adventure for me.

Yesterday, to make sure I had all the right talking points with this audience, I went through the talking points that I was going to make today with John and Maury and when I got all done, Maury said, that's a nice picture.

So at least I got a little bit of encouragement in this new venue and I’m going to try and walk through a little bit of introduction about myself and then will be a first slide and the second slide will be just some logic about why we think that it's going to be a very successful project from a development standpoint. So we're starting on Slide 31.

As John said, I started with Allegiant about a year ago and during that time, I’ve had 2 main goals, one was to create an organization that could go ahead and do the development and the other was to keep the project at Port Charlotte moving ahead.

Creating a development group - we've established a group that I would consider to be a mature development group already. We brought down a staff of 4 or 5 people and in the hotel development world, we have about 75 years of experience between ourselves.

So I'd say that's a pretty experienced group and we've installed all the necessary project management and operating systems that are necessary and we've been using those for about a year now. All of the operating procedures that are in place, the development forms are in place and, of course, overseen by internal audits so everybody knows exactly how it is we are doing business.

In advancing the Sunseeker project in Port Charlotte the first thing that we did was commission a due diligence report. That ends up being about a 550 page report and what that did is give us an understanding of what the rules of engagement were in the Port Charlotte area.

We have the federal government to deal with, Army Corps of Engineers, and all of the different types of federal agencies we have to deal with. State agencies, we have to deal with as well as the local municipalities.

So we started with those rules of engagement. And from that, we've thought going forward, we now understand what all the hazardous material requirements are, the archaeological requirements, protected species, soils, traffic, parking, all of the different reports we've already engaged everybody with those reports, and we have a very clear understanding of what the rules of engagement are.

On the entitlements, where all of the major entitlement pieces are in place, right now, to the point of permitting. We have a development agreement in place in Charlotte County.

Which says what's expected of us and what's expected of them. We have approximately 35 firms already under contract. These are design firms, architectural firms, consultants, all of the types of lawyers, accountants, the types of people that we need to keep an eye on the project.

We've actually started some work. The project has 20 some parcels. We think it was 20, 21 parcels. They've all been consolidated. We're all into one consolidated parcel. The roads have all been closed. We’ve torn down 17 structures already and we've begun the off-site construction ready.

We're building a new road, Main Street, which is on the west end of the property and we're starting to rebuild some of the infrastructure in the area to accommodate the size of the project that we’re putting in.

A little bit about myself. As John said, I started about a year ago. I've been in this real estate development business basically most of my life. From an educational standpoint, I have 3 engineering degrees, including a Ph.D. in environmental engineering, a civil engineering degree. With concentration in resort economic development.

So on the professional background, I've been involved in about 30 hospitality projects of all types. It can be from a 50 room travel like motels to 5 star hotels in New York City and a large multibillion dollar resort project like, as John mentioned, one of them was Detroit and I’ll speak a little bit more about that. I worked in Australia, Hawaii, Toronto, Bermuda, all over North America, more cities that I can remember and there have been 3 projects I’ve worked on in the Florida area.

I've been doing this for 37 years. All of this has been in the role of representing owners, just looking out for the owners’ interest and becoming the technical person between the owner and the architect and contractor and all the other consultants. We create the appropriate design and try to meet expectations for budget schedules, safety and social goals.

In my career, I've completed about $4 billion in hotel development work and I’ve also completed about $30 billion in hotel master planning.

Of interest is $2 billion of the $4 billion of completed work has been in the role of an owner builder, which is an unusual position because it foregoes the use of a general contractor and all of the subcontracting is done at that point directly between the owner and the subcontractors. It cuts out all the middlemen and it saves a lot of money.

I think most importantly, to Allegiant and the investors is that I’m a known entity to Allegiant and to John Redmond. Since about 25 years ago, John and I have on and off worked over the years. About 15 of those years of the 25, we worked side-by-side and in some cases, I worked as a direct report to John.

We worked 11 years at MGM together where I was the head of John's development group. In that group, we had 30 professionals and they were all managing as much as $800 million in construction work during the year.

One notable project that John and I built together was the MGM in Detroit that he referred to. The total cost of the project was $1 billion. Now John and I built this project as an owner builder, saving MGM around $90 million.

Upon completion of the project, the internal audit team of MGM wrote the report and the report stated that the project was completed under budget. It was 3 months ahead of schedule.

We had an impeccable safety record that would return $4 million in insurance proceeds that we had paid and we had social goals on that project and all the social goals were met. That project was recommended by internal audit as the model for how projects in the entire organization should go forward and probably the biggest compliment on that project was that we won the ALIS award for development of the year, the year that the project opened. The ALIS award is the American Lodging Investment Summit.

It's the hospitality group. It is the big award in the hotel industry. We won the award and when we won the award, there were other people like Blackstone winning the award for best hotel transaction of the year and all of the major companies were present.

One of the major points of their selection was what that project did for the local community. That was one of the things that judges found the most interesting on what we did.

And in Port Charlotte, it's the same thing as this project is going to be very important for Charlotte County. And we get it, we like it, it’s going to make it a lot more fun for us to be involved in this project. So that's a little bit about my background. If we could just go to Slide 32, please. Got it. Thank you. So I know there's been some question about how Allegiant may be qualified to build such a big resort and how certain we are about costs.

Hopefully, I've given you a little bit of information on our qualifications and how we developed a very strong development team as far as the costs go. I'm very certain of the cost. I have no hesitation in saying that $420 million going forward, budget is solid. So it's always nice to say that we're going to be under budget.

A lot of times as you get into things you just buy it, I’ve got a little extra money. Maybe we want to spend a little bit, but we won’t spend one more dime than the $420 million and I can assure that. And that's not just talk, John and I have done this for years together.

So a couple of the reasons why we are certain that the project budget is good and if you look at Slide 32, couple of things that are happening here. So we have a $420 million project.

Of that amount, it's about 70% of that, $294 million or so, is the construction cost and the balance is what we call soft cost. Most of the soft cost, which is about 30% of that of our budget number, we already know what those are.

We've engaged all the professionals, the consultant. We know what the fees are. So the 30% of this project, we are very certain all of the furniture and all of the sheets from the towels and everything that goes into a development project. They've already been bid out.

We hired a purchasing company and we've already gone down the street so we know what those numbers are. And very comfortable with the results that came back and was in our budget. So the rest of it is 70% is really a construction number. So how certain are we about the construction number? The only way I can explain that is to take you through how we did it and what’s in the $420 million.

So we know what the unit pricing is. And when I say unit pricing, it's how much square foot for a hotel room would cost. And we know that from a couple of ways, one is we did our own internal analysis.

That comes from years of information that we have, the databases that we have, databases that are available now by services that we have, and so we're very certain what those costs are.

As a backup, we hired Cummings Corporation. It is a large nationwide estimating company to come in and give us their concept, their belief of what the numbers were and theirs were very similar to ours.

It doesn't do you any good if you're an expert talking to somebody that's tells you something. It’s just speculation otherwise. We brought in 2 general contractors. We brought in Manhattan and a company called FTC and they did an estimate for us. So we have estimates coming from 3 different areas now that all gibe so we know that the unit costs are good.

And then, the last one, probably the most important one is we actually went out into the market, and we got prices from subcontractors who helped us put together a lot of the pricing. So we now have what we are calling on the slide, local subcontractor prices. So we’re very certain on those and those all fit in well in the budgets that we have.

Just in case - and every project of this size has things that come up that you don't know about - we have been planning for the unexpected, and you’ll see, we have about $48 million in here, just in contingencies and allowances. Just in case. That's a pretty big contingency on a $420 million project.

So where the contingencies are at. We have in the general construction cost themselves. We have $13 million in there. We have $15 million in there for the plan completion alone. We know the plans aren't done as we go through the process and submit them to the regulatory agencies for permitting.

More is going to come from them and we’re going to have some unexpected costs. So they're not really unexpected. We know there, so we provided an allowance for that.

There is another $20 million that we have in there for general project contingency, which means if you get to the point where we decided to add another restaurant or we want to do something different as it's going on, there's a bucket of money to handle that. And then, the last one, which is really difficult to identify, but it's probably a very big number is what we're going to do by cutting out the middleman.

Where it is possible for us to safely go direct to suppliers and contractors. We plan on doing that. There's a lot of contractors, I think, in the contracting role, you're probably looking at 4% for the fees and a 10% more for all the labor and everything that goes into it. The bonding cost money.

And their insurance cost, there's a lot of fees and soft cost to go in with a general contractor. So where we stand, we're going to save a bunch of money by cutting out the middleman and going direct.

One of the other reasons that I think that the project is very safe is that we are structured for risk-management. So we just don't have a hope and prayer when we go out there. This project is going to be monitored every step of the way.

We have a very experienced staff of hospitality developers who know how to work to a budget. So what that means is when you work to a budget is you sit down with an architect and he’s designing a restaurant and he comes up with a design, but his design has a ceiling in it that is more money than we had in our budget.

So you go back to the architect and say look, you got to get this down to $20 a square foot for the ceiling because that's all we have so we're constantly directing all of the professionals to make sure that this actually happens within the budget.

The other thing that's unusual for us is we have what's called an early warning system. The early warning system is the process in which we will go through and constantly have a list of all those things that are outstanding and could come up and bite you if you don't keep an eye on them. By putting those together, we know what our risks are, we know how to deal with mitigation and whether we are going to accept it or reject it and how to follow it.

And lastly, we do have an internal audit group and Allegiant has gone out and hired an outside auditing company that is a specialist in construction of large project and will be part of our early warning and oversight process. So that’s why we think we've got a pretty good project. And I think that's about it.

(Break)

John Redmond^ Okay, we're going to go ahead and get started again. Maybe just to make a final comment after Ben's presentation. I can't imagine anyone has any question about our ability to execute on building the resort on time and on budget. I think you just heard it from the best at doing it, the experience level that we bring to the table is second to none, and so this will be done on time and on budget.

Next up, let me introduce you to another extremely talented executive that we have brought on to head up all of Sunseeker Resorts, and his name is Micah Richins. When I got to a point where I knew I needed to bring on the expertise to oversee this, which frees up my time to spend on more things that we're doing, of course, as a company, Micah was the first and only person I reached out to. His depth of experience is like no other.

And one of the things I always like to try to find and bring in on talent is how do they develop that talent, where did they start in the organization, and how deep and wide does that experience go. So Micah, he understands the operation of a resort from the lowest of low to the highest of high.

And of course, when I was able to pull him out of MGM Grand Resort, he had already run some of the biggest and best hotels anywhere, of course, and importantly in this the most competitive environment, extremely competitive. If you can operate in this environment. And then he was like the fourth highest-ranking person in MGM Resorts at the national company.

But keep in mind, he had about 80,000 employees. He was their Chief Commercial Officer, so he was responsible for all of revenue management over the 40,000 plus rooms that they have here.

And he'll explain to you how I was able to pull him out of there and why he came to this awesome project and he understands what it is we're trying to do and how we're going to go about accomplishing that. So without further ado, Micah. We're on Slide 33 for those who are out there.

Micah Richins^ So “why did I join Allegiant” is a question I've been asked a lot, as you might imagine. And if you had asked me or if you said to me 6 months ago that I would be here, I would've told you you're crazy.

I've been at MGM for 26 years. It's a wonderful company, great job, a wonderful team of people that I worked with, still are, and I was perfectly happy doing what I was doing. Happy to be on a vacation and on a cruise in Mexico.

I looked down and I had a voicemail, and the voicemail was John Redmond who says, "Hey, I want to talk to you about an opportunity." Now you have to know, if you know John Redmond at all, you know why I called back.

If it would have been any of the multitude of other people who called, I probably wouldn't have, but I had the opportunity to listen to John and then later to Maury. And John, to me, is a given because I've worked with him before. Maury, for those of you who have known him, he's somewhat involved in what we do around here, and he's very passionate and cares about this quite a bit.

And to me, to be able to make the leap to be able to transition from something that had mattered to me for a long, long time and to do something completely different, it was extremely important to me who my leaders are going to be and who I'm going to work for and that I could trust them and that I would be comfortable following them.

And I can confidently say that I am. It didn't hurt, by the way, that I got to come to work in jeans. I'm sorry for those of you who are in suits. It's a wonderful thing.

One of the other things that matters to me is, as I listen to the story is that here, it's a core value to be innovative and disruptive, and that speaks to me. I'm inherently inpatient by nature, and so it drives me crazy when we talk about things that just don't make any sense.

And so as we talk more and more about what we're going to try to accomplish in this property, and then later, as a company, it just became more and more compelling. The hospitality business, in general, is just completely full of paradigms that are waiting to be broken.

And we have this opportunity now to do that in an unfettered way. And for someone like me who has worked in the industry for a very long period of time, that is extremely, extremely compelling.

You know John will talk quite a bit about how what we're doing is unique and different. He’ll say this has never been done before. And then later, people will follow back and say, "You're crazy. People have done this before. Airlines and hotels have worked together before."

And that's true, but I think it's important to recognize that Allegiant isn't just some other airline. Allegiant is a differentiated airline. It works in a certain way, and Maury laid out in his slides multiple ways how Allegiant is different from other airlines.

And the way we're going to build this resort and the way we're going to operate this resort is going to be different, differentiated in the same way. And when you put the two of them together, that's why we confidently talk about that being different, innovative and disruptive.

That's the objective. That's the goal. I promise you I didn't leave MGM Grand after 26 years to go build the same, old thing. I didn't. And we're not going to do that. And again I have the luxury of following a lot of the information you've already seen, but I think this is an incredible supply-demand dynamic opportunity.

I've worked in Las Vegas most of my career and I've dealt with shifting supply and demand significantly. When you look at the data that has been presented to you, you can see, and I'm going to show you some more of it to get you some more detail about it. But when you look at the competitive assessment that's down there, we feel like we will be able to position this property in a way that is so compelling that it will shift this business.

I like to use the word catalyst, and I'll use an example that, for me, resonates, maybe it won't for you, but I came to Las Vegas in 1990 and that was just after a property had opened in '89 that served as a catalyst to change the entire market of Las Vegas, and that was The Mirage.

Now for those of you who are old enough to even remember all of that, The Mirage was a property that faced all kinds of scrutiny. In fact, the only way it got built was with someone who is crazy and stupid enough to go get junk bonds with financing somewhere in the 18% interest rate.

They told him that there is no way we can make it function because they would need to generate more than $1 million a day to be profitable. And when it opened, it was cataclysmic for the market. It shifted everything.

Other properties were old and they were dated and people have been continuing to come to them for years. All of a sudden, these properties were forced to compete in a completely different way. They had to change their game.

And we feel like we have, and I'm not suggesting that Port Charlotte and Charlotte Harbor and all of that as it is Las Vegas and that we're going to be Mirage, but it is a very similar opportunity. We think we can do some things that are similar.

Lastly, and it's been talked about, we care about the place in which we are going to go to work, and it was important for me the culture of the public company the way we're going to treat the people that we are going to work with. I'm going to move there. I'm going to live there.

And many of the people who are going to work for me. And it matters to me that the people in the community that they like what we're going to do, that they're excited by it, that they're proud of it. And that as we function within the community that we serve the community.

One of the things that we have been working on is starting to establish those relationships already. We've been asked, for example, we were just talking about it in the back, what are you going to do about the labor market?

Well, one of the first things we have done already is started to establish relationships, for example, with the Charlotte Technical College there in Charlotte Harbor. They have a great school.

We went there. We met with those people who lead it and then we met with the chef and talked with them and talked about how we can partner with them to make their education and career and we can hit the standards that we are going to make this exciting.

So all of that and many, many things that would take me longer to explain, those are the reasons why I came aboard, and I could not be more excited now. I've been here about 4 months now, so I think I'm past probation, no one's told me yet, but I'm excited to be here.

All right. So how does this Allegiant model that you know and love transfer to a property like we're talking about? Maury was pretty clear about the importance of owning the customer. Knowing the customer is critical because you have the ability to talk to the customer quite regularly.

And that matters to us because we know people are coming, we can sell them a variety of different experiences and opportunities. These are the ways to monetize them before they even arrive.

It's difficult to do that if they're arriving via Expedia or Orbitz or any other company, right? You don't get that opportunity to monetize them. You get to leverage and actually add to an already powerful database.

In my prior life, that was one of the most powerful things we had was the ability to have a database that we can touch, that we can reach, that we can stratify, that we can value the customers and knew how to invest in them and how to incent them and create, to prompt an additional trip.

We will have that ability now. John also pointed out how powerful the information is and alluded to how powerful it is as we think about planning. I've never been in a situation like this where you're preparing for a property.

And as you have debates, so just think about this product versus that product, or a product mix that you have the ability to reach out to the very people that you're going to be bringing to the market and get their feedback. It takes so much of the guesswork out of development and helps us make better decisions, which is a critical opportunity for us.

Another opportunity, and again, leveraging off the way Allegiant functions. We'll be able to work from the mothership, so to speak, and leverage departments where it makes sense.

You'll see that listed behind me, HR and finance, as two examples. There are many others that may or may not make sense as we talk about them where we will have on property representatives to help with those functions that the major decisions of some of the strategies and so forth, the support would come from the corporate headquarters here in Las Vegas. It gives us an opportunity to have expertise and also to be a little bit more streamlined in terms of expense.

And finally, and you've heard a lot about this already, being cost effective with respect to the middleman. So instead of paying a significant chunk of OTAs and being in that business, I'm very comfortable with the number that we put up there between 20% to 30% savings.

It's a significant chunk of your revenue that goes to somebody who's marketing your property. We won't be paying marketing fees. We won't be paying franchise royalty fees, and we won't be paying management fees. All of that drops to the bottom line and helps us be more financially viable.

For me, and what's really, really exciting about all of this is, in my mind, over the past 20 years, has been conditions if you look at it literally every component of a resort and figure out how to monetize it.

Sometimes I have to be stopped. Otherwise you'd be paying for literally everything that you see. And so people will have to calm me down sometimes, but that's the way I think, and I'm very comfortable and confident that what we do here will be successful financially.

So this is important, as we talk about for some of the next couple of slides, what we put on here, I'm on Slide 36. This shows a little bit about how the resorts are positioned, and it's important to get the terminology correct.

You hear people talk a lot about stars and diamonds, and by the time you're talking about what Expedia says versus someone else, you’re completely lost about what the product is and this is important.

We are referencing classes, right, and this data comes from Smith Travel Research, which is unilaterally viewed as the place to look at in terms of data for hospitality. And we're looking here at 224 properties, and we're looking from Sarasota down to Marco Island, and you'll notice there is a little asterisk there where it says Florida Central.

And the reason that has that there is because Florida Central also goes a little more inland, and we didn't feel like those properties inland are a competitive fit. So they're not included in the numbers that we are talking about here in the properties.

And giving you as well a couple of brands to take a look at and you're thinking about each of these different classes. And you can see where we have positioned Sunseeker Resort in terms of where we think it lies as to how the customer will view it. Doesn't mean that’s how much money we're going to spend relative to that resort, but that's how we feel we'll be positioned and that's how the customer will see it.

You'll note, pardon me, you'll note that particularly when you go back and study, you'll note that there is a lot of movement between the brands of midscale, upper midscale and so forth.

You might see a property, a Choice property, for example, probably a good one, where they move up and down from midscale to upper midscale and vice versa. Sometimes it's difficult to determine what exactly it is that makes them one versus the other. The good news for us is we won't be competing in those scales, but it's important to understand.

So on the next slide, we're going to be on Slide 37. This slide is critical that you understand when we talk about the competitive set and the people that we will be competing for customers.

When you look at this, let the average age of 26 years ruminate a little bit, because unlike wine and scotch, age in a hospitality environment is not a good thing. This doesn't help you. Less than 10% of these buildings were built after 2010. 60% of them were built before 2000, and about 40% of them were built while I was in high school.

What does that mean to the operators? And how does that affect them as they try and compete? Well, the first thing to think about is when you're dealing with an older property, you're saddled with a lot of deferred maintenance. So what does that look like? These are things like your plumbing system needs to be repaired, or the power plant needs to be redone, or electrical, or whatever.

All of these things are things that the customer, when they're trying to decide whether to buy you or not, they don't see and don't care about. These are things that we won't have to deal with for a long period of time.

Most of these properties will feel the grade which means that they've dealt with water damage, and water damage is a challenging issue to deal with year in and year out. They have a tired design element.

And I think most of you understand what I mean when I say that. If you look at a home that was built in the last 3 or 4 years compared to a home that was built 15 to 20 to 25 years ago, it's easy to look at and see the differences.

And while it may be adequate if it's clean and well-maintained to walk in and use, it certainly isn't going to be your first choice. And candidly, people are coming on vacation, they're going to choose what they prefer, they're going to choose what they see as the best value, and we think we can win on that competition.

Finally, legacy technology is a critical opportunity. In my previous environment, this used to be one of the most irritating situations because these properties, they have significant investments in their source systems, whether it's reservation systems, POS system or a different one, and they are very reticent to pull that system out because it's expensive, they have got to take the financial hit on it and then they can move on and then they move on and move on and they restrict them from their ability to do innovative and exciting things. And so they stay right where they are doing what they've been doing year after year. It makes them uncompetitive.

Next slide. This one talks a little bit about what Maury was talking about. He talked about memorable product because candidly, the ability to drive price and to drive rate, which is important in what we're talking about, happened because people want to go back because they want to be at least a little bit loyal to the product versus the property.

Well, that doesn't happen usually in places that are fairly generic or cookie-cutter. Most of those places are like what John described, they're there to consume 8 hours of your time and then you move on.

We're not interested in competing with that environment. We want to compete where you can see where we're listed. We want to compete on the upper scale class. You can see that scale is well underrepresented in this market. There's 9% luxury and about 14% of the products there at the upper upscale with 76% of it being all of the other scales below.

And this one's important. Now for purposes of this slide, I'm going to convince you that 300 rooms is a large hotel. The smallest hotel I've ever run has been 2,000 rooms and so I'm used to properties having this many rooms on a floor or 2 floors. But for purposes of this, it's important when you think about critical mass and the ability to have enough people there to support the types of restaurants, retail and other types of activity that make it a place that's worthy of spending your time.

Those are the places where you can have a cool experience that's engaging and interesting versus the one that is fairly generic. And you can see here in this market, there are only 8 of them, resorts that have 300 rooms or larger. The average age is 37 years old. The only one that is younger than that is the Hyatt Regency Coconut Point that was built in '01. And we think that is a very, very key point when you talk about differentiating the property that we're going to build.

That's something we care about a lot more than whether there are going to be alligators or not is how easy it is to get to our property. John talked about the differences in terms of getting from the airport to Charlotte. I'm going to talk about how we compare in terms of our competitors. Is there a pointer on this?

Okay. So you can see from this map how we compare to Punta Gorda, Sarasota and Fort Myers in terms of minutes to get to these different resorts. It's an interesting experience.

Beautiful, for sure, but frustrating in terms of driving around, particularly, as John had mentioned, in Sarasota and Fort Myers. If you’re in a hurry, you're going to be frustrated. It takes a long time. There are lots of stop lights, and the roads are not super developed in terms of easy access.

So for all of the traffic, and you've seen the slides, you have an idea of what's coming into Punta Gorda. We're literally 10 minutes away, makes it so simple, so easy for our customers to get from the airport to our property.

You can see how that compares to these other large properties that's fairly compelling. From Sarasota, we are the closest of any of the 5 as well. And from Ft. Myers, you can see that while we are 44 minutes away, you can see how that compares to all of the others as well, and you can see that we're right in the mix.

Access is key and it's critical. It makes it more compelling, not only for customers who will want to come, but it's also really, really critical when you're talking about group business which I'll address here in a moment.

Now let's just say that it's just a bunch of us talking about this property and drinking some of the Kool-Aid. This is a slide that we, from a company that we used to do a market analysis and a feasibility study. This is a company called Innovation Group. They're an Orlando-based team.

By the way, we're on Slide 41, and that company has been around for 30 years. They've been used widely by a variety of companies, and some of them are listed, to do analysis of markets, to go and take a look and to make a projection, to see what they think the market will bear and how it looks.

On the right side, these are the things that we'd like you to see and how it may help you as you think about ways in which to model the resort. First thing that came up is that occupancy should be 90% plus.

The second is that hotel ADR, and I think Maury helped you with that a little bit in his presentation, but it should be $185 plus, and then the condo hotel ADR should be $380. It's $360 plus on the third-party analysis. And if you're able to look at some of the data that John was talking about on Airbnb, that's a very conservative number, we believe.

Okay. Why meeting space? We've been talking for quite a while now about leisure, leisure, leisure because that's what this company is, we're a leisure company.

And if you think about many of the markets that are in Florida, the vast majority of them are. And yet, meeting space will, and again John alluded to this, meeting space will be a critical and key component to the strategy of driving profits in this company for this property.

Why does it matter? A couple of things. What does it do? It mitigates the occupancy and ADR risks. When you are able to attract large groups of people to the property and lock that business in, generally speaking because of the longer booking window, you have a little bit more surety and certainty.

In my past life, when we would do an Investor Day like this, or when you would listen to the earnings release, seemingly, no one even cares about the gaming data or anything.

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Okay, I'm back. What would be interesting about those calls were that the questions that would come from the analysts were much less about anything but one major metric, which is RevPAR. And in order to get a feel for RevPAR, they would always ask about the advance booking of groups because it was the one leading indicator that they could use to understand what a quarter or two quarters out would look like. They would be the best that they could get for guidance to understand what next year would look like. So we would always be talking about bookings pace and looking at what group pace looks like.

The other thing to understand about group is that all groups are not the same. And so we would always talk about whether this is an incentive group, whether this is corporate group or whether it's a different type.

What does that all mean? What it means is that depending on what type of group it is, will tell you a little bit about the customer that is coming with the group, whether they spend, whether they don't spend, whether they are on their own, whether they're being paid for by the company, etcetera. All of that plays a major role in the decision-making that you have as you are making revenue management decisions. Critical component.

Moving to seasonality curves. Now if you study the Florida markets, you'll find that there [is a cliff in September]. We're in the month of September now, it's one of the toughest months in Florida.

And by booking group business, pre and post the peak, it gives you the opportunity to lever on the demand periods and it helps you build days in those spots when it’s softer. This is a wonderful advantage.

John mentioned that we plan on dominating the market, and that's absolutely true. A lot of the work that we're doing with Ben and his team is making sure that the base that we're going to build, the facility that we're going to create is going to be second to none for these meeting planners.

Because, ultimately, when you think about it, they literally become the judge of whether your product is one they would select on behalf of all the people that they are going to bring.

So it's being purpose built, it's being lit properly, the right sizes, the right ceiling height, accessibility, some of the things that John mentioned in terms of consistency of the room product and service, absolutely important. And to the food component, that we have available catering - will talk about that in a minute. But group business is a critical component to making this property successful, and we feel like we'll be able to succeed.

How does the airline tie to that? This is an interesting thing, and it's something as an advantage that I didn't have in my previous responsibility.

Imagine being able to talk to a meeting planner after walking them through purpose-built stays, and then saying to them, "By the way, we're going to send you a charter. We can pick up your people because your business is that valuable that we're willing to make that investment in your group. We think that's a differentiating factor. It's something that other companies just simply can't do.

Let's transition to something else. This is a critical component of the strategy of this product, of this project, and that is unlocking the asset-light opportunities of it. If you think about the hotel industry and what's happening in it, many of the major companies are divesting themselves of assets and what they're doing is then becoming managers on behalf of owners.

The strategy that you're seeing is that the assets that they will own are the crown jewel, so to speak, the ones that produce an outsized return, and then what they'll do is they'll flip the other ones and manage them because that gives them an advantage in terms of profitability.

You've seen Marriott as a perfect example of what's happening over the past couple of years. One of the key strategies of building Sunseeker Resorts is being able to position us to be able to be legitimate players in the management contract business. Why else would you be able to put together a group of people that would be able to be differentiated talent from the people that are down there already?

When you think about management contract, the contract lasts for decent periods of time. And what is it about us that is going to compel people to want to work with us versus the people that they know.

Well, you'd better be better than they are and you'd better be able to bring to the table things that they can't get otherwise. And let me talk about that in a second.

The other thing that's important about the resort being built, as we move forward with this endeavor, is that it gives us a laboratory to bring people to, to walk them into, to demonstrate to them the things that we are doing and have done and show to them how it will affect their property and their margins and their profits.

What does it look like to manage a company or a hotel? Well, there are a couple of ways to look at it and you guys can look at it out there. There are several different publications that you can look at it.

One of them that's really, really good is one that's out there by Skift. If you're interested, later, I can give it to you. But you can look at normally seeing between 2% to 4% of top line for management companies, and then you can also see some numbers between 10% to 30% of a profit metric and they vary after the owner has gotten the priority, becomes quite lucrative, particularly when you have the ability to drive profits on behalf of the owner.

So what does the market look like? So this slide, we think, is extremely powerful, and I want to make sure that I'll do a good job of explaining to it to you. We're on Slide 44 now.

This slide shows what we think is a potential in the market where we fly people. Now why do we choose those markets? It should be clear that one of the major differentiators that we would have, that no one else would have in the management contract business is clearly the distribution driven by the airline.

Who else would be able to do that? So this is, this list is based on hotels that are larger than 100 rooms. These are properties that are not managed by a key brand. Why do we take key brand out? You list key brands like Marriott, you have Hilton, that's taken out of there, Hyatt, Choice, a few others.

If you are managed by a key brand, that means that your management contract is likely very long. Some of them as long as 50 years. And so we wanted to make sure that the pool of opportunity we've shown to you eliminates those who would likely not be opportunities for us.

We're also showing you properties that are within 25 miles of a G4 airport. So what does it look like? 684 properties, 120 of them who, right now, have no management contract, an additional 564 that do have a contract. And how do you interpret that data?

Well, 120 of them, you can go with that as soon as you are ready, as soon as you've established the type of talent that you would need to be differentiated. The second thing is when you look at 564, you look at that and say, that's a big number of people who have already showed you that they have a proclivity to be a partner.

They're already telling you that they like that type of relationship. And now what they would be looking for when those management contracts come due, is they're going to shop and try and find the best one they can find, and I intend to be the best.

What problems are these owners trying to solve for? If you were an owner, what would you be thinking of and how with those problems be solved? Well, there's a couple. In fact, there are many. I've listed only a few.

One of the biggest is the whole one-size-fits-all. As the major companies have gone forth and changed their business model to move towards management, they put together lots of templates and they've become a lot of one-size-fits-all.

And sometimes that's great, by the way. Sometimes you get a lot of savings and streamline things when you do that, and other times it's irritating. And sometimes the owners don't want to live up to the brand standards that they're required to and so forth. So flexibility is a key issue people are thinking about.

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I can do some finger puppets up here. There we go. I think we're back. One of the major things that an owner really needs to think about is revenue management and distribution.

Literally, as I see it, when you look at a property, the revenue manager on the property, the quality of that individual, it's important that, that's one of the best people on the property because the decisions that are made there, literally will drive everything else. And I've had the opportunity over the last 20 years to hire a multitude of these types of individuals.

And I've been able to interview and hire from almost all of the chains, and I've hired people that have run some of the top properties within the brand. And I would tell you that I think we can bring expertise that would exceed what's available to these individuals now. I'm confident of that actually.

Distribution is another critical component. Yesterday, as we were preparing to meet with you, we were going to show you some of the properties. We were sitting here with the computer screen and pulling up on that screen properties, I'm looking at the way their rates were being distributed. So we would Google it, right, because that's what everybody does.

And it's interesting to see when the property comes up and it would list 6 or 7 different ways to book the hotel. I don't think we have one that we looked at that didn't have some sort of a channel distribution issue where an OTA might have been underselling the website of the property or a variety of differences in rate between the OTAs. All of those things create inefficiency and challenges for operators, and it’s a lot is easier said than done to do it well. Trust me, I've done it for a long time.

Dependencies on OTA’s is a big issue. We talked about what that looks like financially. And so I'm not suggesting to you that if we were managing your hotel, you, as an owner, that you would completely be able to get rid of OTAs.

So think about the ability to leverage the Allegiant pipeline, so to speak, in any percentage that we would be able to replace and drive to these properties at this place, which would be a significant win.

The unlimited access to technology is a major issue. Technology is going to be a key differentiator at the Sunseeker Resort. And as we build that out, and John mentioned the spend that we are making and the investment that we are making, it will give us the opportunity to share some of these things that we have built with those that we have partnered with.

And finally, and we've made mention of this quite a bit. Many of these people who are running these properties don't have access to data in a way that they need to.

They have storage system, TMS, the POS and a variety of other things, but the data is not gathered in a way where it allows them to be able to mine it and to make decisions and to be able to maximize. And they simply just don't have it. We feel that we can provide it for them.

A better management company. On the left, you can see, these are the things that they normally do. I've bolded these 3 here which I can think of as the key ones. And so as we build out talent within the Sunseeker Resort company, I promise you this, this group of people we will be heavy in terms of those types of skills, they will have those types of abilities and we will be able to outclass anything, anything that anyone does in that market.

On the right side are differentiators that no one will be able to offer. The paradigm-breaking technology that I'd mentioned, the airline distribution pipeline that no one else will have, the ability to do charter where it makes sense, to do BI that I mentioned, and also to have, and I'm going to mention the gentleman in a minute that we will have to provide a portfolio of F&B brands that they would have access to that otherwise they wouldn't.

So this guy right here is probably the best looking bald guy I know but Jason Shkorupa is an individual that I've worked with for many years, and he was the first person that I called once I had decided to come to work at Allegiant Travel Company. I called him for a variety of reasons.

I called him not just because he built roughly 80 different food and beverage concepts in the last several years, not because he is super smart, not because he's running a portfolio about $300 million of food and beverage.

I called him because of the type of person he is and because of the culture that he will help us develop, because the way he will treat the people that we will hire and develop and because that I know that I can trust him. Those are the things that matter to me as we move forward. Jason, and John alluded to this when he was talking about some of the rest of us.

Jason started in the business washing dishes and he came up through the culinary side, and then he's moved over and he managed. And when Jason walks into a kitchen, there's nothing he doesn't see, and then when he walks into the front of the house, he sees everything as well. He's not a guy who sat behind a desk and managed food and beverage, he knows what he's doing in all facets of it.

And we couldn't be more excited to have him here and he'll play a huge role in the success of not only Sunseeker Resort in Port Charlotte, but literally everything we do. So I'd like to bring forward Jason.

Jason Shkorupa^ Hey, good morning, everybody, and thanks for being here, and Micah, thanks for the kind comments. I don't know about the best looking bald guy in the room. I think I'm the only bald guy in the room when I did the tally. Actually Micah knew me when I had hair, and so we've known each other a very long time.

When you look at that slide, by the way, part of the reason I don't have hair is when you serve 30,000 meals a day and serve and deal with celebrity chefs, this is kind of the outcome of what happens from that.

But when you look at that slide, it's amazing, we've done some reflection over the last few days, and I don't love to talk about myself, but when you put the stuff I’ve actually driven home and just thought about the time that we spent together.

And even though I'm the new guy here only two weeks, I have to tell you that it feels like I've been here for much longer than that, and partly because I have had the pleasure to work with John Redmond in the past, Ben as well doing some projects and obviously, Micah and I rubbed elbows deep into operations for many years. 3 individuals that I have the utmost respect for that are masters at their craft.

And so when I received a phone call about this opportunity, like Micah, people asked me, what's the vision that made you make the leap? Well, I was ready for a change. I have to be honest with you.

When you're in big boxes, John and I talked about this the other day at lunch, you're in these big boxes, these huge corporations and that creative spirit that you want to have starts to slowly dwindle when you're feeding that amount of people and doing $300 million F&B, there's nothing bigger than that than Disney, by the way. And so this creative opportunity appears very, very exciting.

I had lunch with Maury and heard about the support of the airline and his vision of this is extremely exciting. It's very compelling. And by the way, I do want to add to this, like Micah, I've been here 28 years. I was born and raised in Michigan. I came to Las Vegas. I thought I'd come here, get my degree in hospitality and get out of here, and here I am, 28 years later and I'm prepared to pick up my family, my wife and 2 kids because I believe in this so much, to actually move down there.

So Micah and I are going to get a U-Haul together and we're going to pack it up, a big U-Haul, and we're going to move down together because it's extremely important. It's one thing to develop it from here in concept, but it's another thing to get on the ground and immerse yourself in that market and make sure that we get the right staffing and training development. We are there to kind of hold their hand on the project to make sure that it launches and it's a huge success, and we're committed to that for Maury and John.

When you look at my background, there's a lot of celebrity chefs there, there's a lot of stuff up there, but I tell you I started through the core properties and mid luxury to mid-tier properties, so Excaliburs and Luxors and Monte Carlos and worked my way up into the MGM realm.

We hate to talk about diamonds, but 3-diamond, 4-diamond, 5-diamond product, Michelin-rated restaurant, I'm the guy that's actually built Starbucks and McDonald's and also built [Joel Robuchon] and anything in between. And so I feel like when I look back on that, that's a great pedigree, that kind of lends itself well to this project.

In addition to my duties at MGM Grand in the last 5 years, I did a lot of development work for the company in the various markets. We did National Harbor, Springfield, Detroit as well as Beau Rivage.

A lot of that was in food and beverage, nightclub lounges, pools, day clubs. So, a lot of construction and development work, a lot of teambuilding, a lot of culture creation, which is very important to me.

I don't have a huge presentation for you today to get into the details. We are just now jumping and diving into the details of the F&B program. Ben and Matt and Micah and others and John, they have already concepted many things with a great foundation for me to build upon, and now we're getting into the details. And again, in 2 weeks, we're already running pretty quickly on that.

What I do want to talk about a little bit with you is philosophy and vision because I think that's going to be pretty important here. I'm going to tell you right now, if you're going to this market, we were in 100%, and I'm going to specifically talk about F&B even though I believe it about the resort, we will be the market leader. There is no doubt about that.

We're going to make a huge splash in this market. If you look from Sarasota to Fort Myers, from a food and beverage perspective, and I say this with no disrespect, it's very much a mom-and-pop market. There's a lot of Chili-type brands out there, but I'm very confident that what we're going to put forward it's going to be something that's going to make an absolute huge statement and splash.

When I think about that we have to offer a variety of experiences. So we really need to be a one-stop shop operation. You heard Maury, you heard John, you heard Micah keep talking about wallet share. I would say that if you said what is the main reason that I was hired, it was to drive wallet share. Food and beverage has become an entertainment, a huge piece of a resort atmosphere.

We are not meant to be a motel. We don't want people to stay the night with us and move on, we want them to feel like they can immerse in that experience with their families and visit us.

We recognize the fact that they're going to visit the local market. In fact, we're very confident that with the volume of traffic that we're going to bring in, it's going to lift the market.

We know that people will leave for excursions, for water sport, for golf. We recognize that they'll visit other restaurants, but we want them to know that when they come to the resort that we have so much to offer that we can really be the home base and make them feel comfortable on a resort atmosphere.

So when I think about when I was approached for this opportunity, again what excited me was it's really a blank slate. We get to build from ground up. We get self-concept. I have to tell you that John and Maury were very specific about this. You heard Micah talk about management contracts.

We want to build our own brands. This is something I've been doing for the last 26 years. We don't throw a celebrity chef into everything, and I'm not saying that this property is going to have that, but what I will tell you is when you self-concept and you can build from the ground up, it's amazing.

We don't have to pay management fees. We don't have to pay franchising fees. And working closely with Ben and his team and John, I have to tell you, there's going to be a significant efficiency in the way we build this. When you're building a resort and you're going to lease venues, you have to build the infrastructure of every single venue, rest rooms, kitchens, storage.

When you do that it's because you're going to lease that space off to someone. When we’re self-concepting, our ability to design these spaces in a matter of efficiency, to share cooler spaces or kitchen spaces and share receiving spaces, those are the efficiencies again that we will work with Ben through design and making sure that infrastructure is in place to make this the most efficient operation possible as well as for cross labor utilization.

Very, very important. By the way, when you work at MGM Resorts and you're in the core properties, that's where you live each and every single day. It's creating that level of efficiencies to drive to the bottom line.

One thing that I'm very excited about is when you look at Micah talk about the size of the resort, when you get to 600, 800 or 1,000 or whatever the number eventually ends up being, and John talked about the specificity around that, we're going to leverage our purchasing power.

We're probably going to be the largest resort in that area that will be purchasing goods for this property. So we're going to leverage that scale. We're going to get the very best prices. We're going to have synergies amongst that.

The synergies amongst the restaurants. You can't do that when each individual venue is a lease or tenant partner because everybody's receiving individually versus this one common whole entity. So we plan to really leverage that and maximize it.

The piece that's really, really important to me is that we are going to go down there and invest in people for every aspect of training, and there's going to be a refined level of service that I don't think exists in that market today.

And so in order to do that, when you look at the situation, it's pretty obvious that you're going to have extensive training programs to lift that market which is what our plan is so that we can have that refined level of service. There's no doubt in my mind that we're going to uplift that entire economic system in that area. That ecosystem is going to lift, and we're going to stimulate growth and traffic to the area.

When I talk about the vision of F&B, we're going to create a lot of must-see venues. There's no doubt that we're going to bring things that people have seen before. You need to do that for guests to feel comfortable, but we're also going to bring some never seen before things too.

We're going to push the envelope a little bit. We've got the full support of the team in order to do that. My job is to create sticky environment, pockets of fun. Again, my goal is to drive wallet share and make people stay on property even longer and spend more time.

When I think about this property, it's very easy to just think about everyone that's staying at the resort, and it's easy to think about how you have to cater to them. But I will tell you that again for another big part of my role is to bring people that are in the local community to the resort and make this a destination for special events, special occasions, celebrations.

This, undoubtedly, will be the space that people will want to visit and will be a must-see food and beverage operation in the area. Again, we're going to work really hard through promotions to attract that local audience.

I think the marina is a huge opportunity where you're going to see a lot of folks that are going to have their yachts and boats there that will be visiting us for food and beverage as well as entertainment. It will be the place that people meet before and/or after. And I see that we're going to drive a lot of traffic through those areas.

Make no mistake, we will absolutely make a splash. As a previous chef, I will tell you that I expect high quality, and we're going to be very sustainable in the market, very farm to table and chef inspired.

By the way, when I say chef inspired, sometimes that's make people nervous because they think that chef inspired means expensive, and that's not what that means.

That means it is a chef culture that everything is built and based around quality of food and ingredients, and that doesn't mean it has to be expensive. It just means that they have to have a level of focus and sophistication that makes people feel comfortable and it drives major experiences through food. As you can tell, I'm a little passionate about food and beverage.

Last thing I want to talk about, and I just want to touch a little more in detail and what Micah described with the convention center and the banquet area. There is nothing like this on the West Coast.

This will be the destination for that. And when I think about corporate groups and driving ADR, our job is to provide a stellar experience. Again, meeting planners are our judge. They're the ones who make the decisions for their plans, and we will absolutely make sure that we knock it out of the park there. When you think of 40,000 square feet, this will definitely be a compelling space and undoubtedly a market leader. Again, nothing like this on the West Coast of Florida.

But when you think about corporate groups, I also immediately think about the local community and the folks that we want to use this facility once the word is out, and we’ll do a great deal of marketing around this. But from corporate groups to social gatherings, you name it, mixers, weddings, receptions, bar mitzvahs, charity events.

And if you don't know this, in food and beverage, this spend is by far the highest rated check average or food and beverages spend is in that convention segment. And that money flows right through to the bottom line. It's really creates a lot of health in food and beverage.

So last thing that is extremely important, and we were just sitting the other day chatting and just brainstorming. And I have to tell you, John said it earlier, it's just our imagination that, that will get in the way.

Frankly, there is so much opportunity here on the boardwalk in front of the property and to create amazing compelling events and programming in this space. I think we're going to energize that local area. I see music events, I see food and wine mixers, I see mixology demonstrations.

With my contacts in the food and beverage culinary community, I wouldn't be surprised if a celebrity chef maybe visits us and does a demonstration or comes down and provides something and some excitement that maybe hasn't been in this area regarding food and beverage.

Marina activations and just think about all the holiday events that will bring. Again, we're going to lift this market, and I'm going to do my very best to achieve that and into food and beverage. So thank you very much for the time that you gave me today. I'm going to introduce John back up to introduce Scott through the marketing plan.

John Redmond^ Hello? Well, I think you can see after Micah's presentation as well as Jason that like them, there's not going to be an execution risk here, right?

From an operation standpoint, these two gentlemen are the best at what they do, and that's why we bring on the best talent just like we have at the airline. It's no different at the resorts, and we will not have an execution risk with talent like this. And of course, that continues on.

I'm going to get the pleasure of introducing Scott. I think there is a period of time where I was out trying to find our next CMO. It took us a long period of time, right? I think I was communicating to everybody that one of my requirements when I reach out to Korn Ferry is I did not want someone from the airline industry.

I didn't want someone from that industry for all these reasons that we're talking about, right? We want to think outside of the boundaries of the industry, have the expertise that elevates the airline but also have the expertise and the bandwidth to market outside of the airline space, because we knew we are going to get and deliver on the expectation of Allegiant Travel.

So Scott, of course, was the best at this. This gentleman has a background like no other. I don't want to read off his resume, but he couldn't be a much better fit than we could have ever asked for. He's been absolutely tremendous. He's energized the marketing role in the company.

He's energized our efforts in reaching out to partners. He is the best at what he does, and we will have no problem furthering the efforts of the airline with his involvement as well as all the other initiatives we are embarking on. So on that, I'm going to introduce Scott. I think this is his first exposure to all of our analyst community.

Scott DeAngelo^ Thanks, John. All right. Before I start, I'm going to purposely slide backwards because it’s off-putting to be talking here with my picture up there. I wanted to give a little bit of a preface in several comments.

The first is as we think about marketing Sunseeker Resorts, our approach is not about marketing a resort; it's about marketing a resort when you also want to operate an airline that gives you a built in customer audience from which to fill it.

So one of the things on there and very early in my career, McKinsey & Company, I wouldn't be worth my salt an alum if I hadn't looked at this opportunity and done an on the back of the envelope to begin with. So wanting to share that.

And then as we go through slides, you'll see what kind of reinforces that? And it goes something like this. Given the rooms that we are expecting in the initial build, we have some 250,000 room nights to fill.

At an average of 5 nights per booking, that's 50,000 bookings that we need to sell out Sunseeker year round. So as I say look at the customer universe that exists from the airline, I have 340,000 itineraries landing dab smack in Punta Gorda.

I have another 400,000 right next door in Saint Pete/Clearwater and will have, call it, 0.75 million in the rest of Florida at the airports that John showed earlier.

So depending on how you want to handicap is that either 1 in 15 out of the 750,000 I have there at PGD and PIE or 1 in 30 that I need to get if you expand it. And that's before even going toward the 1.5 million customer relationships we have with customers who live in Florida or nearby in the southeast.

Point number two, and I know this has been shared repeatedly at Investor Days, but we'll show again that Allegiant customers skew more affluent and that they spend generously on leisure travel, and that they show a strong preference to visit and revisit Punta Gorda.

And #3, the reason we know this is because we're hot off completing an exhaustive research effort with the company Heart+Mind program large research firm in Washington D.C.

We went out and conducted primary market research on some 3,000 customers and prospects to understand our attitudes and behavior when they came to Allegiant and their general travel. So you'll see that throughout these slides.

So Slide 53. Starting first with just an overview of Charlotte County. So if we look at the blue part, these are each of the airports that service Charlotte County just under 3 million visitors each year come to Charlotte County, we bring more than 1/3 of those from some 40 routes that come in shown on the route map at the left. Another 3.6 million drive-ins.

We don't instantly know or see who these are. But as I kind of mentioned, there's 1.5 million in growing active customers with permission e-mails that we can reach out to in dry markets, so those are light blue dots there in and or around Florida and the rest of the southeast to begin to build awareness and preference for Sunseeker.

So if we zoom in on Punta Gorda proper, the chart you see here is showing total itineraries by quarter for the last 3 years. The blue bar, are repeat visitors, the orange portion bar are first time visitors.

Key highlights. In the past, there are 340,000 itineraries into Punta Gorda. That's more than 50% over those 3-year time periods in the last 3 years. About 30% are new, that's 115,000 first time customers, that's up more than 20%.

About 70%, 250,000 are repeat. That's up 30% year-over-year, point being that even this population which falls squarely at PGD airport, there is a healthy mix of new and repeat and that repeat as shown by the growth rate continues to compound.

So now as we kind of follow that back of the envelope story with the real data, we have Punta Gorda in the blue, we have PIE in the orange, and we have the rest of the Florida market in the gray.

While you're looking at this chart across the x-axis, you have each of the feeder markets into Punta Gorda, ranked in order from the largest feeder to the smallest currently, and you have a number of itineraries coming from those markets into PGD, into PIE and into the rest of the Florida.

So this, in effect, becomes the real numbers today behind that back of the envelope. If I'm only looking at Punta Gorda and PIE, the 2 biggest feeder markets for what Sunseeker is going to be, I need to grab 1 out of 15 of those to build Sunseeker. If I can steer and/or redirect the additional 660,000, then I'm talking about a more 1 out of 30 of existing customers to fill those 50,000 bookings which is 100% occupancy.

And Allegiant sits in the right place to do that. So anytime you talk about steering or redirecting customers, the question is okay, well, where do you see them in the buying process?

If you look at the left bar here, it's telling us that nearly 85% of our customers say their airline ticket was the first thing that they bought. That means that for 8.5 out of 10, we see them first. And to camp a little bit on this point, all the things that have been said about being direct versus OTA matter now.

Because that means the immediacy as to when I know that they're going somewhere, that means that all the data surrounding what they search for, meaning do they look a different flight options and time options, do they look a different destination?

Were they going between Punta Gorda or somewhere else that I might be able to steer that, good luck if it's an OTA and you don't even see that. And second and most obvious, the second thing they buy is hotel. Good luck selling that to them if they're on Expedia because you won't even see that information and won’t have a chance by the time they book.

From marketing, things that we won't talk about in detail here, but I'm happy to mention big initiative, user experience in the digital space. We are undergoing a transformation of our digital UX to streamline those first 2 bars to make buying your air and your hotel as seamless and frictionless as possible.

Right alongside that will be pricing flexibility. The ability to not only kind of present and merchandise air and hotel together, but the ability to say, okay, so there was $100 flight and there was a $200 a night room.

But what if I were to price it at $250 or $300 a night, and when you book five nights, they give you that first night for free. I use that theoretically as an example. We have all the degrees of freedom because we own the economics and because we have the customers and the ability, 8.5 out of 10 times to be the first ones in front of them.

And while this is largely about Sunseeker, consider how powerful is this in a concept of being the Amazon of leisure travel for all of our third-party hotel and rental car partners and increasingly attractions and excursions. We're the first one to see the customers know where they're going. A very valuable position for anyone and everyone who stands to gain from selling something in that destination.

When you talk about steering or making a case, right, we can do a hard steer because they're going some other direction or a soft left or right. This data speaks to the fact that, that steering may not be all that hard. On the very left here, we ask customers in our research.

Where do you consider traveling to? We listed all our destinations. 1/3 of Allegiant customers from our largest market indicated that Punta Gorda was a destination they were interested in visiting.

Same question asked but not Allegiant customers, you'll see there 15%. So we already, just by flying into Punta Gorda, with the product that has been regaled that's there or lack thereof, our customers are more than twice as likely to want to go there and that's without anything being built.

The right side of this page, I’ll focus on the bar on the very right, Page 57. There you can see some of the market break down in the middle. These are customers who flew Allegiant to destinations outside the Punta Gorda area. And then ended up flying to Punta Gorda and did it once, twice or 3 or more times.

Point being the past 12 months alone, we saw 133,000 itineraries from existing customers we had. We're not steering them yet. We don't have the UX or the creative pricing to get them to want to go there and yet 130,000 existing customers, they were flying other places and then went to Punta Gorda and a large portion of them within those 12 months went multiple times.

Page 58. Expounding on what we just showed. On the very left bar, the top set of bars are larger markets; Cincinnati, Pittsburgh, Indianapolis. The bottom bars are our smaller markets; Fort Wayne, Indiana, Raleigh-Durham, Flint, Michigan.

And each of these, you're looking at a response from the questions where do you consider visiting? So first insight. When it comes to Punta Gorda, customers in our largest and fastest-growing market, that's at 33% versus about 25% below, they are more inclined to visit there.

That's great news because we have a lot more headroom in Cincinnati, Indianapolis and Pittsburgh than we do in Fort Wayne, Indiana. All the markets are good, all can fill it but the fact that there's preference in our biggest, fastest-growing markets is great.

Second insight, and this holds true for both, but again especially among our larger markets. As we compare the interest in visiting Punta Gorda with what I would characterize as other similar Florida destinations that we visit, Tampa, Destin, Fort Lauderdale, Jacksonville, Daytona Beach. Punta Gorda is right up there with all of them. You see slightly below Tampa there and well above the rest of them. Well above the rest of them, Destin, Fort Lauderdale, Jacksonville, Daytona, when it comes to customers’ interest in visiting.

The other markets on here, somewhat apples and oranges, but I think it fair to show its heavyweights like Orlando, Charleston, New Orleans are just barely, by single digit percentage points, beating Punta Gorda among our customer base in terms of where they want to go.

And Punta Gorda is actually ahead of Savannah, Myrtle Beach and even above San Diego, point being that again, without any direct awareness other than the fact that we fly there and the word-of-mouth from people who have flown there and repeatedly fly there, we stacked up very nicely when it comes to customer interest and preference for traveling there.

Switching gears then to who are these customers? It's great that they're showing preference. When we look at household income or net worth, as has been shown before, that this is based on the first data from Heart+Mind, well over 50% have household income at or above $75,000 around double the national average.

We show this data because it's pretty straightforward but our data company have a couple of other analyses. They're a little more esoteric but they are more accurate. And they actually take this data and look at it on a cost-of-living type basis.

And when you take $75,000 to $149,000 in Fargo North Dakota, and Fort Wayne, Indiana and Raleigh-Durham. Let me tell you, this thing even skews further with respect to the discretionary income that our customers have.

And when we ask both Allegiant customers and non-customers the same question, how much did you spend on average on your last leisure vacation? You'll see once again, nearly 50% of our customers spend $5,000 or more, about 3/4 spent $2,500 or more.

And that, here on the left side of Page 60, is a severe skew over Allegiant non-customers. When it comes to the average spent per night on hotel, it's basically even, Allegiant customer, non-customer. So implicitly there. Allegiant customers are either taking longer stays and/or spending more on the amenities outside just the nightly rate.

And last but not the least on the right side of this page. This is a lot of research. We have customers that reported it. We sell thousands of hotel rooms to our third-party leisure product groups today in Punta Gorda.

This data is reflective of the past 12 months average daily rate for a standard room in Punta Gorda that we sold and it's $220 or it's a suite in Punta Gorda nearly $290. So all supporting what we heard before, what you've see in models later that somewhere in the $200 plus across the year is an ADR that our customers are paying.

Page 61. So, this page, I'll park on second event. I think it's important to understand the methodology for how we got here. So, thanks to the Allegiant app and to customers who activate that app and permit us to use the geolocation features to know where they go, we have been able to, over the past years, see, you got off our Allegiant flight and went somewhere.

Where did you go? We have the latitude and longitude of every resort, so we're able to say did you stay at this resort? And if so, for how long? And so what you'll see, and I recognize it’s small from back there.

But in your book, here are some of the names that pop up for the thousands of Allegiant customers who flew into the West Coast of Florida and stayed at a hotel. All of these, our luxury class, our upper upscale. Thousands at JW Marriott.

We have several higher scales, Ritz-Carlton, golf resort in Naples. Naples Grand Beach Resort. Another Ritz-Carlton. Point being, these are in the top 2 tiers of hotel class that Micah had laid out and it's hundreds and thousands of Allegiant customers staying there between 5 and 7 nights.

So this is all triangulating on the same thing, Allegiant customers do skew affluent. They do have the discretionary income to spend. They actually do spend it on leisure activities. And by the way, even if they were all wrong what they reported, the geo tracking doesn't lie and this is where they check in and stay.

One last thing regarding affluent and we're done, we'll talk a couple of other things. Our world MasterCard. Our inbound Punta Gorda customers are 3 times more likely to be a cardholder based on their engagement with Allegiant as well as their credit worthiness and ability to get the card.

And by the way, once they have the card, they're spending 50% more. Their average balances are north of $9,500 versus the average non-PGD cardholder just over $6,000. And it's going to come in handy when it comes to this insight.

And this is an insight that held true across customers and noncustomers alike. And it goes something like this. Customers were asked. When you plan your vacation, do you start with a budget and then kind of pick places to do it? Not in America, we don't because whether an Allegiant customer or not, less than 1/4 of you said, no, we do one of two things.

And a majority of us pick a destination, we see what's there and we build our budget around that. Again, speaks straight to the mindset that if you have discretionary income, if you are predisposed to spend generously on leisure.

And if you find a resort, I don't know, in Charlotte Harbor that has a bunch of great restaurants, other amenities or 60% of the customers, their budget will be planned around that.

And last but not least, and the data then and we'll wrap it up with something just about our general marketing approach. One of the big tools that we have, and I can't stress this enough and maybe in the future time, seeing will be believing as we roll out the new UX as we show you exactly what it means when it comes to the flexible pricing whether it's between hotel and air, whether it's the golf example that John gave.

But we ask customers, if you were to save on airfare, what are you going to do with that extra money? 55%, regardless of whether you are an Allegiant customer coming from a larger market or a smaller market, said on dining.

Thank God we've got Jason because more than half of customers, if we're going to give them a deal on air travel to make up the economics on the resort, they're going to take that money and spend it in a restaurant. 35% to 40% said a nicer hotel. As you saw from the presentations before, they're going to get one, and the rest activity, shopping and entertainment.

So I'm on Slide 65. When it comes to our marketing approach at Allegiant, for air, for hotel, for anything and everything that is building toward Allegiant 2.0 as Maury put it, we take our focus, vigilant and efficient approach in managing the customer funnel whether it's acquiring new customers or returning existing ones.

And we do this by thinking about the investments that we make in advertising and branding and public relations, the things we do to attract our customer. We think about that investment in meaning we have multiple areas of return.

And those returns are conversions of yes, air, air ancillary, third-party hotels and car and soon to be Sunseeker. So, a couple of stats to think about. One is when you look at sales and promotion expense per passenger. It’s how we think about it and it's a metric that not only determines to ourselves but look across the industry. We are at $4 per passenger. When we look at the competitive set, the vast majority, whether you're a low cost or a mainline carrier falls between $9 and $21.

And to think that with that efficient investment, because we're not giving away to OTAs, because we're not necessarily spending frivolously on this funnel but rather rigorously managing the metrics at each level of click-through and conversion, etcetera, it keeps us in a great spot. I have spoken a lot about the existing universe that we will tap into to continue to be efficient there.

And as I said before, whether you believe it's 1 out of 15 I need, 1 out of 30, I like the chances of taking over that we can fill that hotel at the occupancy needs in the model from that. But we also acknowledge that drive market and other customers we haven't met yet, we're going to need to address.

From Google analytics yesterday, 3.3 million searches are done each month on Punta Gorda, Fort Myers general area hotel. All of the things that we talked about dated property, smaller properties, big names, that's all going to help in the customer perception.

Let me tell you how it's going to help in the digital advertising. Right now, to go after those 3 million plus searches, to be able to get in front of people who live down here somewhere in the funnel and put a net to try and get them to the Sunseeker website, to create a booking, to create awareness, we think based on what the bid terms are now, they're running that I want to say $0.50 to $0.60 per click-through.

And depending on your conversion rate, you're talking probably $5 to $8 on a new customer acquisition online. Now let me tell you, that's $4, we've gotten to per passenger, a much bigger cost for acquisition, but then we get them repeatedly and bring the cost down.

If that's what we're starting at with digital searches, and for anyone who has access to Google Analytics, go look for stuff like luxury cars and see how might that will cost you. Look even ate airline. The point being that paid digital searches are right for being able to dominate because it's non-players that are using in that area. But there are customers, 3.3 million searches a month there, that's another way that we in marketing can efficiently grab and build awareness for the hotel.

And last but not least, we are 18-plus months away from a grand opening at Sunseeker, but we have already set in motion a plan to begin building awareness through both traditional media and various other special media.

There is a special media. The things that we're going to need to do to increase awareness for the upcoming property. In addition, discussions that will begin for pre-sell and the all-important convention and group and events like weddings as well as the specific marketing and branding around restaurant concept, the marina, other amenities, the golf course, all of these things are already in motion.

And it's the ability -- Micah mentioned it before, our HR and finance, they work the same way in marketing and sales, being able to leverage that expertise that already exist shere, again, increases the efficiency and effectiveness with what we can go to market. Thank you.

Christopher Allen^ So we'll take a break and come back at 10 after.

(Break)

John Redmond^ Ready to go again. So all of you I'm sure have thumbed through the deck so you can see we've put up some financial information in there, and I think it's something that no one expected but we've always said when we got to that right point, we would provide a tremendous amount of detail.

And I think you're seeing it here. So I'm going to run through this and explain some of the highlights for you. And then, of course, when we get done with this, the closing here, then we'll open up for questions and you can ask everything you want down the road.

So let's start with occupancy. We've talked a lot throughout the deck about take rates and inbound itineraries and drive-in markets and all the surrounding airports and how that and how inferior all the other products are and how old they are and average age, and all these things.

You look at 90% occupancy, and this to me, is extremely conservative, right? Scott was talking about in this presentation just recently where we are bringing in, just in the Punta Gorda market alone, about 340,000 inbound itineraries.

If you look out at 2020 which is the approximate opening date or year, you're looking at 400,000 inbound itineraries. So this is a data point to focus on. If we have a 12.5% take rate on those inbound itineraries, and if you assume an average length of stay less than what we currently experience in Florida right now, in this market right now, Punta Gorda, we have an average length of stay over seven days.

So if you take the inbound itineraries of 400,000, you take 12.5% of that, that's 50,000 itineraries that Scott made reference to that we would need an average length of stay of 5 nights to run 100% occupancy, right? That's forgetting about the impact of PIE and all the other issues we made reference to, right? So we have 90% on here. So that just gives you a rough idea as to how this number comes about.

Also, if you remember the slide that Micah had up regarding the Innovation Group independent consulting entity that did the market research. They of course have no benefit of airline data, right?

They used a historical way of coming up with what they think a property occupancy will be without having any appreciation for the airline and the embedded OTA in the airline, right? So that's the 90% occupancy.

Now let's talk about the average daily room rate. Again, all of the data points point to something approximating $250 when you look everything in the market, right? When we go back. This right here. These are people who did not come through our booking app, right?

Scott talked to you about how we track these people down to the ability to geo locate them. So this is slide 61 we're looking at. So when you look at these properties listed on here, we can all take a stab what the average rate must be blended between all these properties.

So I can assure you, if we did the research, it's going to be north of $250. These are room nights booked outside of us, right? The ones we geolocated, as Scott said. There's something like, I did the quick math, just in my head, 20,000 room nights, right, and this is a trailing 12 months.

These are people who have 20,000 room nights that flew our planes that have our app open, right. It's got to be north of $250. When you look at the people who booked through the booking channel, we talked about this, he also showed a slide, I don't remember what slide it was, but there was a slide out there that shows or talked about a suite rate and a standard room rate of something like $221 and $280 something.

I think the blended rate, when I looked at it in the past, was something around $240 per night. When you look at that array of properties we've had up there, $250 you look at what we've booked, $240.

And keep in mind, we are shut off from booking rooms when it’s busy, these hotels don't want to deal with the middlemen when they don't need them. So, we’re running an ADR on the 7,000 roughly booked room nights that we booked through our booking channels of $240 a night on days that we are given inventory that are slow times, right? So everything's pointing $200-plus, we put in here $185.

Let's talk about resort fees. Interesting issue. Now you get to a 100 room hotel, they don’t have resort fees but it's not a resort, it’s a hotel. But if you go to those 8 that we talked about being comparable, those have resort fees because they have amenities associated with the facility that they want to charge for.

So you can go out there and do your own research if you want. Pull up those eight properties. If you're looking at resort fees of $25, right? We have $12 in here for the standard room, and we have $20 for that amazing suite product that we have talked about. And we'll show you a little bit more of. So that's the resort fee.

We're significantly below them even how we modeled it. We've been trying to be extremely conservative on occupancy rates and resort fees. The other revenue component, if you will, that others have that we don't have here is, believe it or not, these resorts are also charging a parking fee.

They charge a parking fee because a lot of people who drive in. Remember inside that 500-mile distance, there's something like 33 million people. People driving since it’s a long length of stay market. The resort will recognize that and they're charging $12 a day parking fee. We didn't put anything in here, right? So again, for the safety conservatism, nothing.

If we change this rate or something on here from $185 to $225 for instance, but say we made it $225. You're looking at the potential EBITDA in year 1 of $42 million and year 5 of $58 million, right? Just by taking that rate of $185 to $225. Now let's assume it's $250, closer to the properties we’re seeing now.

The properties that we are booking into. You take this ADR of $250, you're looking at the year one EBITDA going to $48 million, and year 5 EBITDA going to $66 million. So this is what the potential of this is. If it approaches the rate. And keep in mind, all these rates that we're talking about are today's rate, right. All these rates we’re showing you, all these rates are today's rate but this reflects 2020 results.

Now to other things I should point out is year 1 is a 12-month time frame. It's not a calendar year or something like that. It's not an attempt to try and time the year. That's a 12-month time frame, we just call it year 1. So I think that helps put some parameters on this thing and kind of explains the rate.

That's the most important thing to understand about this. So if you look at food and beverage, right, you could quickly look at the revenue, look at expenses. You can see roughly 10% margin on that. Very conservative. It's like next to nothing on here. It's just de minimis. I don't think that that's going to be a 10% margin, but we're being very conservative.

Now again, all these restaurants are owned. All of them are operated by us. We can pull everything. The relationship of food and beverage pricing to room rate to overall guest experiences, it's a very symbiotic relationship, right. We're not going to charge $75 for a steak here at the facility.

You probably will not see an item on the menu at the resort priced over $40. But that it’s a very symbiotic relationship between how you manage the food and beverage areas, the offerings, the rates and the hotel. So we’re only showing a 10% margin on that business. Then you look of course at golf and the marina.

There's an amount of money to be made there. You have a resort this big driving rounds into a golf course, significant opportunities there, not necessarily all the upsides are reflected in the number like that.

The marina, right, when you look at the 200-slip marina, think of that as being a 200-room hotel, because that marina can only accommodate purposely. No more than a 50-foot boat. Who's going to stay in that boat for 4 or 5 days, cook in that little galley 3 meals a day?

You're not, so we're designing as part of this resort to accommodate that marina customer. We want them to dine at the resort for as many of their meals as possible. So you don't want to cater to 150-foot boata, you want to cater to a 50-foot boat.

You want them getting off the boat. So a lot of opportunities in the marinas, not necessarily reflected here. But again, these are de minimis. The big things that we're focused on is the room, the rates, the occupancies. And then, of course, these resort fees and whatnot are not immaterial.

It's also worth noting at this point in time that the degree of transparency that you will see going forward, whether as we progress through the process or once we've opened for business, the airline result and the resort results will be completely separated, so you will be able to have the same visibility you have today into the airline and the hotel separately.

They will not be somehow grouped and combined in the smoke screen. You'll see this exactly same level of detail, right, so that's always a good data point to understand.

So whatever we have to do going forward, most of you know that significant amount of the spend going forward is capitalized, so nothing ever hits the airline P&L, but to the extent that there are things that you get to such as pre-opening and the like, we will always call it out. So every non-airline type expenditure when it gets material will be called out. So it will not impact airline results or metrics.

Again, you can go out on the website. You can see a myriad of pictures. I didn't want to take a lot of time trying to show all the photographs of the resort. I think your time can be better spent asking questions.

But what this is telling you is a standard king. This room you see on the left is one of those competitive properties that we talked about. And the room on the right of course is our property. You can draw your own conclusion, but there is a significant difference between the two.

And the one on the left is one of those that has the ADR of $250, right? So a couple of big things you can look at. We're not going to have any carpeting, right. You don't want to be down in the area with humidity of 90-plus percent with carpeting in the room for years and years and years, that musty smell, that odor and all that, not good. You won't see any carpeting in our facilities. It's easier to maintain, lasts longer.

When you talk about efficient design, it's not only from a spend standpoint, cheaper to build. But we are making sure with people like myself, Micah and Jason, it's cheaper to operate, right? So our room is not something that's expensive to operate. It's a big deal in design.

So that's why a lot of time goes into the planning and it's normal to have generation of these developments. So in my day-to-day resort world, that normal and customary in the process until you get to the most efficient design possible because it's all about the planning.

If you don't plan right, you end up with something that will cost you forever, right. So this iteration people question what is taking so long, what are you doing? We're coming up with compelling design, not just look good but that operate cheaply.

This is a 2-bedroom suite. Again, you look at what they have on the left. And these are much more like kitchenettes. These are 30-year-old type product, and then you see what we have on the right. These are full-blown kitchens, right. These are legitimate kitchens you would find in your house. And those of you who live in New York probably don't even have that.

But these are what you would find in your home, and this is what we have in all of our suites. All 180-plus suites have that. So that caters to a long length of stay market. Now again, these things are built all standard, all the suites. These things have double sheet rock walls between rooms, to make sure that sound transfer doesn't take place.

These things have special acoustic underneath these, call it, stone floors that don't allow walking sound to transfer between slabs. All of this stuff is thought through because of experts like myself, Ben and others who have done this.

We design and create and put the quality in these units so you don't have these problems going forward. This is a standard bathroom. Most women would much prefer the one on the right to the one on the left because they don't like sharing things, right? So guess who has the one with the double sink?

That's us. So I was going to give you three guesses and the first two weren’t going to count. But just jumped the gun. So the bathrooms are second to none. No one has bathrooms like this. No one has a double sink in the standard guestroom. That's a standard guestroom.

Now again, no tub because they take too long to clean, just a shower. You don't see a shower curtain. We don't want a shower curtain. What happens when you have elderly people trying to get in and out of a tub. Now you’ve got slip and falls, people are suing. All those operating things.

None of that's happening there. That's all design that's been thought through. That's quick to clean. So these have been designed so we can clean 15 to 17 rooms per housekeeper. You get into more elaborate stuff and you’ve got all this going on in the bathroom. But we understand all this. So we make sure that the design can be operated cheaply.

So one of the data points that was raised recently by one of your colleagues is that we need a marketing partner. Now I find that kind of hilarious as I did with a lot of the commentary out there. But this one in particular, I'll look at. And after you saw Scott's presentation, my presentation.

And then you look at this. Does this look like somebody who needs a marketing partner? I mean, this is the most amazing pictorial representation of why we don't need to have a marketing partner that I could ever think of. You know who our marketing partner is? It's called the airline.

And if you haven't figured that out, I would just focus on this all night. That is something, that's the marketing partner right there. We're talking to people in 81 cities, serving our seven destination routes (in Florida). We've got 8 million people we're talking to in and out and we're talking to them with a laser.

We're not shooting a shotgun. We're talking with a laser. You can’t get any more pinpointed than that marketing we have going on here now. So the airline is our marketing partner. It's the best marketing partner that you can ever have for what we're doing here. Okay.

We're on Slide 73 now. So this ADR issue because it is important, and I challenge all of you to go out and do the same thing we're doing here. But we're just giving an example of this. We just went through and picked off some of these properties just to give you a way that you can look at it yourself.

So if you look at, we picked, and in the slides, we're going to look at it. It's the exact same time frame for everyone of these resorts so you can get a feel for it. We picked this Friday, September 21 and February 8. These are the check-in dates on the same hotel, all these slides are going to go through. This helps you to get a feel for rate.

But I want to point out something here because it's kind of interesting. And again I'm on Slide 73. So when you look at this. I'm going to focus on September 21. So the average rates you see posted here are, call it, $135 to $152. Now this is the absolute worst month of the year, right.

September down in Florida. This is the worst month. We're not trying to hide anything. We wanted one with a crummy rate on it. Now what you will not see on ours is all this third-party stuff, right. You see Expedia, Orbitz, Priceline, they're giving up 20% to 22% of that rate, that you see there, to one of those entities. So when someone clicks on that, the owner of that hotel just lost 20% of that revenue, not us, right, but they will.

Where is the rate listed by the property? It's scratched out. You can't even book it coming off of Google. You can't even book directly with them. Not that you care. Maybe but you're going right to this.

Now when you see stuff like that, that's a management opportunity for us. I can go to that hotel right away and tell them what they're doing wrong just with the rate placement and positioning on this page.

So there's multiple things you can learn about this page, not the least of which is the management contract opportunity. They don't know what they're doing, and that's a Marriott property, but that can be a franchise property and not a managed one. So I don't know what it is.

Now we're looking at the same one, February 8. Now we're looking at rates that are $349, right? And you see some of the quality of this stuff I'm showing you. This is a 30 plus-year-old property, etcetera, etcetera, and these are rates that they're getting on this date.

And again, someone is going to give up 20%, 22% of this $349. So they're giving up $70 in that rate, $70 off that rate. Not us because the airline is the OTA for us, right? It's driving the 12.5% take rate we need to be able to fill that hotel, and we get 100% of that revenue, we share with no one, right.

We're going to go to the next slide, Slide 74. This is the Naples Grande Beach Resort, and this is, again, Friday, September 21. All these rates at this property, again, worst month of the year, you're looking at everything from $224 on Expedia, to $157 on Priceline.

And I don't see where you can book this hotel directly on this page. Again, this looks like another management opportunity. We can just go through this list and pluck these things off. These are all opportunities. We just need to show someone how to manage a property. Can you imagine the impact we can have by managing these things for these people? Someone has no idea.

If you go to the next one over here, Naples, that's February 8. They are getting $454. Now take 20% of that, 22% of that, they're giving away almost $100 a night to these OTAs, over $100 a night. Again, we are not giving away anything.

Next one, we're on Slide 75, South Seas Island Resort. So this again is part of the competitive set. September 21, we are seeing rates between $177- $180 I see there for Otel. I’ve never even heard of that. I've never seen so many OTAs ever.

There must be 10 OTAs listed on this page. They have rates somewhere between $159 - $183, and again, I can't book directly to the hotel from here. This is September again, worst month, and they are $180 rates, right, running all the way up.

And then in February, this is Otel again, I don't know what that is, it’s got to be some kind of an outlier because it is way cheaper. We are looking at $349, $262. And then I guess this property also, I'm not sure -- oh here for February 8 through 10.

So you look at the far right of the slide, they have a 3 bedroom beach villa for $899 a night. That doesn't look anything like ours. So when you look at ours, what do you think ours is worth a night? That's not even factored into our rate. We would be pricing ours the way it's set up now, probably in the $400-plus dollar per night range.

So we start moving into a market like this and seeing that, that shows you how conservatively priced we are. We could easily put our 3-bedroom product on the market in this time of the year especially with 34 of them, we’ll have 34 on day 1. We are priced over $1,000. None of that's factored into this ADR that I showed you on the financial model. None of that is.

All right. Springhill Suites. This is brand-new property, just opened up basically almost next door to where we're going to build, just on the other side of the bridge. This property here is maybe a month old, right, brand-new property. So the only OTA they have listed here is booking.com.

So what that tells you when you look at this is they've done an exclusive deal. So they went out to Springhill and paid a franchise fee to put that name on the building. That's 5.5% of revenue. So the owner of this property went out to Springhill and said, hey, I need a brand. In order to compete, I need to brand.

So they bought that brand, they paid 5.5% of revenue, gross, they paid 2.5% of revenue. And this document is filed, so it's a publicly filed document. You can go out there and you can confirm it.

Or Chris can get it for you because we have it. They paid 2.5% marketing fee of the gross too. They're giving up 8% of the gross just to put that name on that building, right? Brand-new location, no one knows anything about the location, but the guy has given up 8% to be able to have that name.

And then after paying all that, they go, well, how do we fill it? They realized that brand alone isn't going to fill it. They have to go out to booking.com, which isn't even as well-known as like Expedia and whatnot, and they cut an exclusive with booking.com to help them sell those products out.

Now this is one of these 110 room type facilities, right? So you're looking at room rates that they're showing there of $119. And again, this is on September 21, and you can't book direct, you have to go through booking.com for some reason.

And they're looking at just about $300 a night in February. Did some homework for you to see a good way to go out and test rates, look at that, see whether or not we make any sense in our models.

But you're going to see, if you go through this exercise like we did, you look at Airbnb data like we have and we've showed you, our rates of $185 are low, which is why I give you some additional parameters with the $225 and $250 rates.

So a lot of these hotels like this, let's take this one here, right? Some investors said, hey, I want to own a hotel. So he goes, puts together the financing and does the hotel. When he goes to the bank and says I want to borrow money, I want to build this wonderful hotel.

They say, okay, you put up X, we'll put up Y, and oh by the way, we're not going to lend you money because your name isn't a good brand. You've got to go find a brand, because the bank’s sitting there saying, how are you going to fill this property if there's no brand on it?

Now this owner has to go down, find a Marriott and say, hey, which one of your brands can I put on this building? Then Marriott says, well, Springhill works because we can stick frame it and it is a five story.

It's 110 rooms. This is a cookie-cutter, and we can put this up real quick. And this property got done in, I don't know, something like 16 months or something like that, they built this. So this is a hotel. Nothing wrong. It's that person's business model, but that's intended to attract someone for eight hours a day.

What the beauty is, I want a whole bunch of that around us because I want that customer for the other 16 hours. Is he going to leave there and going to do his business or do whatever, but I want him the rest of the time. I'm better off using him in all of our restaurants and bars and everything else.

He's leaving this place to come to us. So Disney, when you look at Orlando, all of this stuff has been built all around them right outside of their compound to have all the 100-room stuff because it's a dormitory.

These are dormitory-style rooms to be able to fill Disney's resorts. This is a dormitory for us, just as the Wavern is, just as a Four Points is, just as every single 100-room hotel in the entire market up and down that coast we pointed out is a potential dorm for us.

We are now the Disney of Southwest Florida. We get all that stuff in our building because they have nothing to offer. So it's great. We love that. That's not a competitor, the product is completely different, right? It's an eight hour product, not a 24 hour. That's it.

Christopher Allen^ We'll take questions now.

QUESTIONS AND ANSWERS

Katie O’Brien^ Katie O'Brien from Goldman Sachs. How have you been able to start reaching out to some of these group coordinators? When are us airline analysts going to be able to start asking about group bookings far out - if not yet, when is that going to be online?

John Redmond^ Micah talked about how lucrative that business is and it’s long-term, right? So the next hire we will be making would be a person who has the responsibility and the contacts and Rolodex to go after that business.

So we've already been approached by three entities, three companies, I should say, that just randomly sent stuff in and said, we would like to have a sit-down for 600 people. Would you be able to accommodate that?

Yes. That's awesome. So 600 people sit down, that's like a 250, 300 room block that they would want for multiple days. We don't even have a picture to send them. We have nothing, right?

And, these are people already reaching out to us. So when we get into a sales mode, which is probably a couple of months away - we’ll probably bring in an individual to start doing that because we don't have to wait. We’re probably a few months out, we're going to go after this business.

And then like Micah said that would be something that we would be reporting on. So every analyst call, we'll give you an update on where we stand on that because it's a great data point for you to know.

Katie O’Brien^ Have you looked back into the 2008, 2009 time frame for what the ADRs in that area were, like a worst-case scenario for us to kind of wrap our brains around?

John Redmond^ If we did, I don't remember what it is. I don't remember personally ever going back and looking back that far. The one thing I do know from my experience is even in the worst of times, the best properties always perform the best.

So even here in my days up on the Strip, Bellagio is the rate setter because wherever they put their rate, everyone else follows behind. And if you normally can't afford Bellagio, but by virtue of them dropping their rates, now you're going to go there because it's an aspirational spend if nothing else. So they're going to start pricing for occupancy.

So our other revenue opportunities are everything else on the property, right? Food, beverage, everything else. When we drop our rate you can try and make it up with more penetration in all the other revenue opportunities.

Someone with a stand-alone hotel has none of that. And ours is further benefited by the air and all the air ancillary. So being able to package more and more of the stuff up t makes it very opaque what that is, but the overall value proposition is significant.

That's a big tool to be able to use in any kind of a downturn. The other thing that I always have to come back to in Florida, Florida skews older. So the fact that Florida skews older and our customers skew older, they are less impacted by recession. That's been the case throughout. You can go back, even way back in the 2008, folks who skew older still have more time and money.

Katie O’Brien^ You spoke a lot about the aging properties in the area. Obviously, I'm sure you guys want to avoid being in that scenario, where you have under invested, or there's room for new competition to come in against you someday. So how do you think about the ongoing CapEx keeping this property current?

John Redmond^ Well, the first thing you can do is build it properly day one. So the one thing that I have not mentioned yet is the property, the very first level of a property that you would inhabit is 16 feet off the water.

So no other hotels down there is 16 feet off the water. So Micah mentioned all these hotels that we're dealing with. They're built at grade 30 years ago. Can you imagine the water issues over 30 years at grade?

We're 16 feet off the ground, so any of these storm surges, any of that, they go underneath the building, everything underneath the building is parking. There is nothing under there but parking. So the entire resort is 16 feet off the ground. And you're using concrete, steel, no carpets, hard surface, all that, that guards against that, too.

You also have these larger resorts that have the ability to make more money, you tend not to have the same deferred maintenance. So Micah also mentioned Mirage. Mirage opened in 1989. It looks today like it did in 1989, right.

MGM reinvested in that property. But if it's designed properly from the get-go, the reinvestment requirements are de minimis. Like the bathroom I showed you we have, you will never have to touch that for a long period of time. The most expensive renovation work are bathrooms. You're tearing up tile, you’re tearing up all that. We won't have to touch that for a long time.

From a competition standpoint, if they ever touch their products, so if you have 30-plus-year-old product, you open that up, you have mold, asbestos, lead-based paint, code compliance, and you've got to bring it up to the code.

So all of those issues are what cause them not to touch it, and they're smaller. Like it's a mom-and-pop, it doesn't want to touch all that. So they just add more lipstick and more rouge or, in this case, more paint and more coating.

Matt Fallon, Deutsche Bank. How should we think about numbers on a pretax basis? What will the financing costs be for the real estate?

John Redmond^ I think one of the things that Maury alluded to is we're looking at financing it internally, right? So it's a combination of our liquidity targets that have historically been set high, purposely set high due to the risks we had at the various times over the last couple of years.

One of those risks being the fleet transition. We wanted to make sure that we had proper liquidity targets to deal with that. That's behind us. When we bought the new Airbus, we had financing risk. That's behind us.

So taking those targets down is something that's responsible because it's an inefficient use of capital as it sits there, so you pull those down. Then you have cash flow enhancements, whether it be to improvement of the operations, goes without saying, we are hitting on eight cylinders going forward.

And the biggest thing that Maury talked about, the tax law change. You're looking at over $500 million in cash flow relating to tax benefits that weren't present when we announced this resort a year ago.

We didn't know about that. All of a sudden, the IRS, the government, is helping finance this project interest free. So that's how we look at it, right? You fund it out of cash flow because we can because of how successful the airline is.

Maury Gallagher^ The other thing we looked at is the cost to finance this project. If you borrow money on right up front, we talked about that. A lot of times you have a lot of overhang that comes with it - they want a general contractor, they want bonding.

All these types of things which were all to protect the bank to be sure things gets completed. With interest-rate cost, we estimate that's a minimum of $30 million, $35 million, maybe $40 million spent over the next 24 months. If we've got the ability to do that ourselves and with gentlemen like Ben doing it, those are things that keep that money in house. So that's been also a determining factor.

John Redmond^ Now, to expand on Maury's comment, that is short term. You're looking at saving, call it, $40 million to be able to deal with the short-term 24 months. The intention has always been to put a mortgage on this property when it's open.

So the idea has always been to put long-term financing on a long-term asset. So the best time to do that and the cheapest financing is always a mortgage. There's no points, there’s none of that stuff. We open a property, we put a mortgage on it, pull all of that cash back out, and you move forward. So this is a call it a 20, 24-month issue.

Matt Fallon^ So what drove the decision to skew more towards hotels versus condominiums? Is it the corporate opportunity? Or what made you guys want to pursue more of a hotel-based property versus condo-based property?

John Redmond^ Because when we announced this project, call it a year ago, the three big data points that I mentioned weren't present, which is the risk associated with fleet transition, financing risk and tax law change. We didn't know about any of that. We knew, of course, about the two potential risks, but they are in front of us, not behind us.

So we had a handicap for that from a target standpoint. So those were new points. But it's always better to have a hotel because it's a predictable, sustainable stream of income which leads to higher stock value.

When you sell off condos, it's a one-off cash event but it's not sustainable, right? So you want to be in a position where you can operate a larger hotel and not have that. Now if you're just a developer that's in, selling, and out, then sure, you just try and make a quick profit off the table and leave.

While the profit opportunity for us to flip these condos is not insignificant, but the payback from operating it as a hotel is rather quick, too.

Maury Gallagher^ Just to finish it further, at the Board we looked at the options, asset-light given the profile and the risk issues we were facing with the transition with the airplane, that seemed to be at the surface level, a logical way.

But as we've gone further into this and we see how good the airline is doing, we see the cash flow that we're having and the risk factors would change dramatically relative to the airline, and you see the benefits of what John put up there for the recurrence, this is a return business we're in.

Personally, once I understood the hotel model better, much more interested in that. Building a bunch of condos and selling them off, who wants to be in the real estate development business?

That’s not good. Long-term provides value to our shareholders and me being a shareholder, I am very interested. So you see numbers like that, those are opening numbers, that is the first inning of a nine inning game. Management contracts, enhancements that we can put on the property, those are really going to be very, very big additives to the EPS of the company.

John Redmond^ I think it's important to understand, too, if the resort was never thought of as something we wanted to do, never came up. The growth of the airline would be exactly the same as we communicated, no change to that.

So it's not like what we're doing is impacting the airline at all. It's the airline that's impacting what we're doing in a positive way. The performance has been so amazing that it allows us to pursue these other initiatives. So it's the other way around.

Joe DeNardi^ Joe DeNardi at Stifel. I'm sure you guys are aware that a lot of people don't like this idea, a lot of your investors and analysts. I'm wondering if you could articulate what you think everybody is missing and why you guys are right and what gives you so much confidence that this is the right strategy?

Maury Gallagher^ Boy, that's an understatement, people don't like this. I think that what we've come to realize is that I think there's a lot of parochial nature of what we're in.

We're in an industry that's very well-defined, and it's, for lack of a better description, the box has been defined, and people live in the box. And when you get outside it, I think that people are just, for lack of a better definition, uncomfortable.

And I’ve heard it constant from everybody I talked to its risk and it's ring-fenced. I'm going to start writing that word down. I keep getting the ring-fenced word. We've put the number around it, put it over in a corner and come talk to me in a couple of years.

But in the meantime, I'm going to dock you for it. And on a personal basis, I had the same set of facts given to me when we started Allegiant because I went left, and everybody else went right. You didn't go to Sioux Falls with a 160 seat airplane back when we did this stuff.

But the whole metrics of this direct-to-customer, the way the world is changing, the Amazon - I skipped the Amazon slide, I was not paying attention to it. But if you're not talking to a customer. Michael Linenberg told me a story. He was in London last summer.

He gets a text from Google telling him they've made a dinner reservation for him three blocks away at 7:00. It was 3:00 in the afternoon, and he's there on vacation with his family. The world is changing.

In our industry, 700 million people a year go through these turnstiles, and nothing personal, but we just don't know a damn lot. They know that you're a frequent flyer with Delta, and they’ll send you this or that, but they don't know your habits or whatever.

And even in our situation, only 15% of our searches are directly to allegiantair.com. Google controls that world. Sixty percent, 70%, they know they want Allegiant but they'll go to Google and come in. So you have to be pushing the edge. I talked about moats. Did you see the quality of people who walked up here?

We might have some problems with this, but is this a write off? Absolutely not. Could we find somebody to buy it from us? You bet, in a New York minute, this thing is going to be a homerun in my mind.

Do we plan for that and manage the downside? Absolutely. Upside takes care of itself. But all these markers suggest that we need to do something to leverage what we are really good at.

And if you don't go after more spend from that consumer, and I just want to stay out there and play with guys that just do airline business. And even the Spirits and Frontiers are more focused on our side [with ancillary spend], I just think we're leaving a lot on the table.

We didn't go looking for this specific thing, but when we found it, and when we start understanding the attributes, it's as good an opportunity as I’ve had to invest in personally in a long time.

So that's a long-winded answer to say, some of our people are going to be wait-and-see people. I think others sitting here today, when you see the quality of the people that came forward, what the business plan is, the idea of a resort versus a hotel, all the subtleties and specifications that goes into this is a powerful message.

John Redmond^ There are two things that are missing. One is the last four hours of the presentation. So if you hear this, and someone doesn't get it, they weren't listening. They'd have to replay this again. So that's one.

Two is the fact that anyone who assumes it has a value of zero, they don't get it either because we could turn around tomorrow as a backdoor. We are not planning on doing any of this, but those condos have value, that hotel has value. So to ascribe zero value, that makes no financial sense whatsoever.

There's no hard asset that gets built that has a zero value. That would be like you guys, you buy the 12 Airbus, and it doesn't work, and you say, well, they’re worth zero. No, they're not worth zero, they are worth something.

So this is no different. This is worth something, and that's the other big piece that people miss as they ascribe a zero value to it. That makes no sense. I mean, no sense. Even someone screwed up an office building, it has value.

Joe DeNardi^ What would you say to the criticism that this project started out as you were going to build it and sell condos, and then nobody wanted to buy those condos, so then it morphed into a hotel opportunity? Do you worry at all that the lack of demand for condos speaks to the demand to stay in this area?

John Redmond^ The idea of not selling a condo is not due to lack of demand. We have never moved into a sales mode on the condos.

So, without really doing a significant sales job, if you will, we've already had the positive responses from 56 possible purchasers. When we posted the picture, the very first day we posted a picture of the units, a guy who had a 2-bedroom added another one, sent in another deposit, he went to a 3 bedroom as well, another guy upgraded his.

We have plenty of interest in it. And as a matter of fact, if people think we're never going to sell these, we have a lot of upset people. We have 1,000 people already registered to be an owner, over 1,000 people have done that, and already 56 people have already signed an agreement and many put up dollars.

If we wanted to, a couple of months down the road -and we're keeping that option out there, but if we wanted to go flip all this [and sell condo units], sure we could do that. I have no second thoughts about that.

So anyone who thinks that we have changed direction by virtue of the fact that we can't sell a condo, that's complete hogwash. We have switched gears, which is what we've talked about here, because we can make more money. Selling a condo is a one-off cash event.

You guys all like it because we're out of that business, and we have a bunch of cash in the bank. So stock market may not like it. We don't have any predictable, sustainable stream of income.

We're not going to be condo developers. We were approaching it like that to be able to create a resort opportunity for us by having other people pay for all the real estate, and that gives us the runway and then start doing management deals. This is far more lucrative, which is why we are doing it.

Why do you think Hyatts of the world, the Hiltons of the world, the Marriotts of the world own hotels? They own hotels. Go out there and look at their 10-k’s. Hyatt owns 35 hotels. Why don't they just get rid of them all and just manage and franchise them? Ask yourselves that.

You guys are all financial experts. Why do they own 35 hotels? They own those 35 out of 1,000 because they’re the most profitable. They're not going to sell them and take back management contract and get 3 or 4%. They want 100%. So all these other tertiary markets where they just want to brand out there, that's what they do. That's what we're going to do.

I'm not going to put a Sunseeker in Fort Lauderdale or Las Vegas, that's crazy. Those are competitive markets. We are not doing that. This is the best market we could have gone in.

What hotels in the world make potential $66 million on a $250 average rate? Go find any. Hyatt would love to have that property when we open. They would probably take that from us in a heartbeat and buy it from us and put their brand on it, right? $66 million. Find resorts where you can make that kind of money.

You take the Mirage up here on the Strip, right, the Mirage makes $160 million. Excalibur makes $140 million. These are properties that no one's getting rid of, they're too valuable.

This resort, if you run rate and occupancy like that, that location, if you built it out, find another location you can make over $100 million in EBITDA, from a hotel standpoint. These don't exist.

You have to be the Disney, these properties in San Francisco, New York, these best cities in the world, London, that's where Hyatt has their 35 properties. They're not going to give those up. They make way too much money. All of those properties in Hawaii, they're all owned by people. They're not giving them up.

So this is one of these locations that we've identified that we have the ability of using the airline to fill it and to generate those kind of returns. That's one of the best hotel locations in the world, and that's what we're going to prove because of those returns.

You have to agree that if we can throw off these kind of numbers we're talking about, that this is a pretty slick deal.

Joe DeNardi^ To that point, can you just clarify, in the model you have, what year is year one?

Maury Gallagher^ 2020.

John Redmond^ It's a 12-month time frame is year one because I made that comment from day one. So it's 12 months results, but we intend to open sometime in 2020, but that's the first 12 months result.

Joe DeNardi^ Typically, with a new route, it may take 24, 36 months for that to fully spool up and become as profitable as the airline hopes it will be. Is that not the case with a hotel property typically?

John Redmond^ No because the airlines, I mean, that's what everyone forgets about. We are talking to these people every single day going forward. We already have almost 3,500 hits a day at Sunseeker website. You know how much money we spend marketing? Zero. We haven't spent one dime.

The 8 million people that are flying into Florida now in and out of Florida, every one of them knows Allegiant. Every one of them will know Sunseeker. A lot of them already do know Sunseeker.

So the day we open in two years, the number of people are going to be aware of that brand is significant. So we're not worried about opening up this property, getting a take rate. You don't think out of all of what we just said we can get a take rate of 12.5%?

Even if it didn’t all come out of there, you've got PIE and you've got all the drive in market, you've got all this other traffic around there. Ninety percent occupancy is very conservative.

And properties do that all the time with the right business model. When I was up on the Strip, every property we opened ran 100%, every one. Our average occupancy in the entire portfolio was 98%. They ran 100% the day they opened.

Maury Gallagher^ The newness factor is big. The newness factor. Just being something new just proves over and over in this town. I've watched for 25 years.

The new guys get all the business, people want to see it, and they show up. Furthermore, you can advertise 6 months, 8 months ahead of time. You're building your whole inventory well in advance of the date you start to operate -- unlike an airline, airplane route where you don't get that type of lead time.

John Redmond^ Every time I get asked to go talk to a group of people in Southwest Florida, it's the largest attendance they ever have for those functions, ever, because the excitement level down in Florida is like you've never seen before.

It's unbelievable. I spoke to a CCIM function down in Southwest Florida at a Hyatt property. That was 500 people they've never had more than 350 people, and these are all real estate folks.

Everybody knows that brand down in Florida because of Allegiant. So all of this free advertising we get. We are going to keep taking advantage of that. There's always going to be functions that we're going to speak at.

I'm more limiting of what I'm doing, but we have others that are doing it. But it's incredible. The brand awareness is unbelievable down there.

Mike Mulderry ^ Mike Mulderry, Wolfe Research. If Allegiant Air is still the only airline serving PGD when the resort opens, will that be better for Allegiant Travel Company than if you have competition growing into PGD?

John Redmond^ Well, I don't think anyone would ever fly into PGD when we have a resort there because they couldn't compete. So one of the things that you should take away out of this, I mentioned it before, you might not have been there, but you will never have a fare war in Southwest Florida when you have a hotel like that, because if someone tried to start it, we could offer airfare for free.

You could never compete against us down there. When that opens up, there's no fare wars because no one else has the ability to do that. Anyone who stays at the resort, we can offer airfare for free, and it's game over because I get the other 90% of their spend to give up the 10%. Everyone else, they don't have anything else to pull that lever.

Maury Gallagher^ Just as a sidebar, Frontier has been in and out of the market. They started last year or two years ago and they moved on to RSW.

Wolfe Research^ That 500 hotel room, 180 condo unit mix, is that that it's going to be on day one when the resort opens?

John Redmond^ That's correct, plus or minus, not exact.

Wolfe Research^ And then last thing, did you mention what the modeling assumptions for mix of the condo units are between 1 bed, 2 bed and 3 bedroom units?

John Redmond^ I forget the numbers off the top of my head. The one that I do remember is a 34 3-bedroom units. I forget the 1 and 2 bedroom mix, but it skews 2 bedroom.

So the least number is the 3, then the 1, then the 2 because all the data points that we were collecting as we've been looking at this, most people want 2 bedroom.

From a hotel standpoint, when you look at that as a suite, the 2 bedroom units can sell either as 2 units. There are 2 doors that face the hotel corridor. So we have the option to sell it as a 2 bedroom suite or as two 1-bedroom suites.

So this model assumes the 2 bedroom units are always sold as a 2 bedroom suite. That's the most conservative approach. If we sold them as 2 units, that’s the other number. I just remembered there's 84 2-bedroom units, 34 1-bedroom units, and then you can plug in the 1 bedroom because I remember thinking in my head, there's 84 additional room nights per day if we sold those as 2 separate units. So obviously, the economics just get bigger if you're selling these as 2 separate units, but we modeled it always conservative.

Raymond Wong^ Is beach access an amenity you're contemplating. And if so, should we be using the economics of beach front resorts for comparison given the 45-minute plus kind of drive there?

John Redmond^ No it's not. We're on the waterfront, right? And I have a home on the water. There's a lot of waterfront experiences that people go to.

I was recently at a resort in L.A. It's on a waterfront, and that's the appeal to most people is being on the waterfront looking out at the ocean. The beach, I love the beach personally. It's a great appeal for a lot of people, but more importantly is pool and water view.

So we're not trying to get beach access anywhere. We are very happy with the location, we love it. When you look at the amount of the waterfront we control at that resort, if and when it is ever completely built out, we have a mile of waterfront. Find that. That's a lot of water frontage.

Raymond Wong^ You had mentioned all the hotel management opportunities that are down there. What's to stop competitors from just moving onto that right now?

John Redmond^ Well, they're already down there, right? Micah put up that slide that showed all these competitors are already down there. So everyone who wants to be down there is down there.

That's for sure. I've talked to management companies that none of us have ever heard of, that are managing properties down there. One company alone, I think, had 100 properties. And they don't do anything for that.

They don't have a software solution. They don't have a brand. All they do is drop the General Manager in and help put together a budget and manage the property. So no one can bring an airline.

Micah had put up all the points of differentiation, the biggest one being the distribution. No one has an airline because even at the Springhill that I showed you, when someone did this deal, they still didn't have the ability to drive rooms.

So they had to go out to booking.com to drive rooms. They didn’t realize as soon as they bought that brand, they still didn't have the distribution. So that's the biggest thing we would bring.

Now if we wanted to franchise the brand, just put it on the top of a building, obviously, we'd have brand standards, but we take that brand anywhere. It's a great brand. We could go to Caribbean because the awareness of that brand in Florida will be significant. So for us to do the same thing others are doing and franchise that brand, we are going to chase those down, too. Anywhere there's sun, Sunseeker works.

Matt Roberts^ Matt Roberts, Raymond James. John, correct me if I'm wrong. I might have the stat incorrect, but I think you said earlier something about 8.5% of your customers stay more than 21 days.

John Redmond^ 8.5% of the itineraries, correct.

Matt Roberts^ Is that into Punta Gorda?

John Redmond^Correct.

Matt Roberts^ So on average, what's the duration of the stay for people going into Punta Gorda? And do you have any type of educational guess really on where they're staying, be it their own second homes? Is it hotels booked through you? Is it grandma's couch? Do you have any ideas on that?

John Redmond^ So I can't give you empirical data on each of these points. The 8.5% is on average, they stay 21 days. You take that 8.5% off, remaining 91.5%, they stay on average 7.1 days. So if you just blended these, say 7 days, that's why we assume 5. So we just pulled 2 out.

In terms of where they're staying, a lot of that geocode information gave you some color to that. Like there are 20,000 room nights that we picked up on a trailing 12 months of people that stayed in hotels that didn't come through our booking paths. They had our app, but they didn't come through our booking path.

The other thing to focus on is when you look at every year of growth, from 500,000 to whatever the number is, all the way up to 1.5 million in and out of Punta Gorda this year, there are layers of new customers to the market. So these aren't second homeowners or whatever else if they're brand-new.

These are people that are taking advantage of Airbnb. We showed that growth. The occupancy increases, that the hotels have seen down there by virtue of that lift. So they are finding places to stay.

But I can't with any degree of certainty say they're going to one place, other than that one in the slide I showed you. But between that 20,000 and the 7,000 we do, there are 27,000 room nights.

Matt Roberts^ In terms of marketing spend, for the airline, it seems like the strategy has evolved somewhat or we have seen new partnerships that were recently announced. And I imagine, with the hotel coming on, and probably somewhat of an evolution in marketing spend as well. I know most of it is within your own airline customers.

But also in terms of people within the Southeast that are within that 8 hour drive, maybe there will be some type of marketing spend ramp-up? So in terms of just the travel company overall, how can we think about any marketing spend pressure over the next couple of years?

John Redmond^ I think what you're going to see is very efficient spend. We're doing much better as an airline understanding where our dollars are being spent and how effective that expenditure is.

So we weren't the best at being able to manage how effective that spend was. So we're getting much better at that now that Scott and his team have come on board and they are focused on that.

Two, when it comes to the resort, anytime we say e-mail our database of customers regarding air opportunity, we are sniping every one of those with Sunseeker, right? So you are getting the brand awareness out there at zero cost.

So it's a very efficient marketing approach because there's no incremental spend. Even all these opportunities with minor league baseball and all that, we just append all that with Sunseeker. So there is no incremental spend associated with that.

Now Scott will put up some awareness boards that we know you get closer to opening. We are going to have to do some dedicated Sunseeker. Some of that, of course, the efficiency that he was referring to was through the Google word search, when you do all that, so that's a very efficient spend. I think we're talking about $4 or something per acquisition he was saying.

So that's probably one of the more effective ways to do dedicated Sunseeker-type advertising would be through search. And everything else you can kind of look at as combining the Allegiant and the Sunseeker opportunities in marketing, the two at the same time.

Adam Hackel^ Adam Hackel, Imperial Capital. You mentioned briefly about the card and sort of that piece of it. I'm curious if you guys can remind us what the general philosophy is on the loyalty program for the travel company.

And obviously, this seems like a major differentiator for you guys. And we all know and I know Joe just left the room, but we know how important loyalty programs have been in this industry over the last couple of years. So this seems to be a pretty nice differentiator for you guys.

John Redmond^ It's amazing, and you picked up on it, which is it's a very good data point. So two forms of loyalty. Right now, the credit card, goes without saying; on top of that, which we will be rolling out next year, is a non-card loyalty program, which is the traditional type.

So the hotel, of course, the resort opportunities and management contract opportunities really take advantage of that program because now if we're going to go manage a property, we have a loyalty program where people can earn points in those managed properties, or they can burn points in those managed properties, earn and burn, of course, at the resort. You have more points of being able to earn and redeem all the F&B, marinas, golf courses, all of that, right.

Depending on your level of loyalty, meaning your status in that stack, we can even allow you to play golf even though you're not staying at the resort, those kind of things. So there's always kind of opportunities that will present themselves by virtue of having a non-card loyalty program.

So we're very excited by that. It's something that's going to provide our clientele or our customer with options and opportunities that don't exist on a lot of the other carriers.

Adam Hackel^ I was curious if the tiering will be part of it, and the higher you get the higher perks and so on and so forth. So that could be part of the strategy going forward.

John Redmond^ We haven't finalized anything. We could even be in a position where we got out to our cardholders and give them first crack at a night’s stay at the resort. That's kind of an interesting perk when you reach out to the best or highest spenders and say, hey, do you want to stay first crack at this brand-new resort in Florida because you can see the number of people or cardholders that we have down there is big time.

Adam Hackel^ Going back to investor sentiment, I think you may have mentioned sort of a wait-and-see. Is part of that more short term mentality, and this is a project that is going to take up to 18 months to open up.

It's not going to take that long to start selling everything. But is that part of it? Does Wall Street need to understand that it's going to take some time, but when it does, it is going to be a pretty big opportunity for you guys?

Maury Gallagher^ I think that's the definition of your analyst part of the world. There's a big contingency, unfortunately, that I think someone's once told me a pretty good insight. This is an industry that gets traded, it's not owned. And so trading is here today, gone tomorrow.

They're buying oil short and airlines, whatever the trade is they put on, and you all have somewhat sensitive to the fact that you've got to cater customer that wants to run the stock-up over the next couple of months because there's momentum play.

We got to make investments, and we've got to put it all out here like we are today. And ideally, you get, within a couple of months, this thing. By the way, see this big building? Look at this.

So yes, it's short-term mentality we've got to fight. The Street doesn't like the risk, and there have been penalties in our stock price. I've had people say airline alone we'd probably be $30, $40 higher.

The numbers in the airline are terrific. But that's what it is. We are going to go ahead with this project. The Board is fully onboard. Terrific management team, airline is still very important, and we're not neglecting the airline.

But the airline's in a good place. And that's why we are comfortable we can be distracted, if you will, and go over and do this project because it's so additive to what we're doing.

With IT, customer information, control of the expense base, this is simple math. People that stay in the place and it’s what they pay. And as I said, that big bolded thing, when I saw ADR of this thing, that was a big plus for myself and the Board.

John Redmond^ On that level, when you look at it like Netflix, when they announced they're going to streaming versus sending a disk in the mail, their stock went down 80%. Everyone said this is the dumbest thing we’ve ever heard of. So you could point to these examples all over, people who don't get the story at the outset, it takes runway to get there, and we can't do anything about it other than this.

Steve O'Hara^ Steve O’Hara, Sidoti. On CapEx cadence, how do you see that going the next several years. And how long do you think it takes to build up the management experience to be able to sell that service to others? And could you compete with other hotels in the market? Or would that be, do you see that as possibility given the fact that you have a large property down there?

John Redmond^ Well, I think when we look at the construction spend, the highest month throughout the entire 18 months, if you will, is about $42 million spend. Again, these are guesses based on experience.

So it's somewhat ratable, but it obviously has somewhat of a bell to it as well, and you're probably looking at that spend peeking in Q4 of '19 and then Q1 of '20, somewhere in that time frame.

But it's somewhat ratable over there. And then from a managed contract standpoint, if we were just like anyone else who are trying to do this, if I were trying to do this on my own, I didn't have the airline, I just said hey, I’m going to take my resume out there and go start a management company, I have no point of differentiation, none.

There's nothing else I can bring to the table that someone else doesn’t already offer. The biggest point of differentiation we have is the airline. That's by far the biggest point we have. Once you get past that, it's the scale behind the airline that allows us to offer other solutions.

So we're developing, for instance, IT solutions that we need at the resort. So we're going to need a res system to be able to get reservations, right. You're going to need websites and apps to be able to go to a restaurant and order off of an app at a restaurant. All that's being developed for the resort.

That technology, we can take that to a managed property and offer a technology solution that currently is not being offered by any other management company. So the traditional management companies are taking off-the-shelf software and using that as a software solution.

So they take like a Micros, a POS terminal and saying this is your solution to run your restaurant. On the other hand, we are going to come in there with proprietary software and save them $25,000 a year per terminal by not having that. So it's the software solutions, the distribution pipe to me are the biggest thing that we will bring in there that is a total differentiator, that no one has.

Beyond that, if we manage properties in Punta Gorda, we can allow those people who are at a managed property, right, that does not have all the amenities, we can allow them to play at the golf course. We can allow them to swim at the pool at the resort. Those are all possibilities.

So those are things that we can also do where they can use our assets, and they normally can't. They can call our call center, right. Airline gets better as it has. The traffic on our call center has gone down. We can handle a whole bunch of things in our call center now.

So there's all of these things out there that we can do, leveraging the airline, that means as a stand-alone, like all these other stand-alones who are managing product down there, they have nothing to offer that differentiates themselves in a crowded field. So any time you see a crowded field, you need to figure out how you're going to the distinguish yourself. So that's the biggest thing for the airline. And we see those opportunities as huge.

Now for us to go manage a property, we can go do that, and we intend to do that. We showed you Punta Gorda, but we're not going to build one of these resorts in Fort Lauderdale. Too much competition.

But we'll manage one, and we'll maybe franchise one, but we won't own one. And someone raised a question, if someone in Fort Lauderdale wants to use a Sunseeker brand, who pays for the upgrade of the property? Well, that's the owner. There's a brand standard.

You as an owner, if you want that brand and if you don't meet that brand standard, you are responsible for the capital to get it to that standard, right? So we will never have an investment at a managed property or franchise property, never. That is complete cash flow with zero investment. We'll never make an investment on those properties.

Maury Gallagher^ Thank you all.

John Redmond^ Thank you, everyone.

Maury Gallagher^ Appreciate it.